Exhibit 99.3

Enterprise Business

The Enterprise Business is an industry leader in mobile computing and advanced data capture technologies and services. Its products include rugged and enterprise-grade mobile computers and tablets, laser, imaging and radio frequency identification based data capture products, wireless local area network solutions (“WLAN”) and software and applications that are associated with these products and services. Enterprise service revenues include revenues arising from maintenance, integration services and device and network management. Similar to Zebra’s business, the Enterprise Business’ products and services are sold to a wide range of enterprise customers, including those in the retail, hospitality, transportation and logistics, manufacturing, warehouse and distribution centers, energy and utilities, education and healthcare industries.

The Enterprise Business’ principal product lines are:

Mobile computing (54% of Enterprise Business fiscal year 2013 revenue): This business designs, manufactures and sells rugged and enterprise-grade mobile computing products in a variety of specialized form factors for specific enterprise applications. These specialized computers are used in:

•	industrial applications including inventory management in warehouses and distribution centers, which comprised approximately 61% of mobile computing’s fiscal year 2013 revenue;

•	field mobility applications including field service, post and parcel and direct store delivery, which comprised approximately 30% of mobile computing’s fiscal year 2013 revenue; and

•	customer facing applications including mobile point of sale and staff communication, which comprised approximately 9% of mobile computing’s fiscal year 2013 revenue.

Data capture (21% of Enterprise Business fiscal year 2013 revenue): This business produces a wide array of bar code scanners and RFID products for a variety of vertical markets. The bar code scanning portfolio of products includes fixed, handheld and vehicle-mounted laser scanners and linear and area imagers.

Services (19% of Enterprise Business fiscal year 2013 revenue): This business’ service offerings have historically been primarily related to product support, including, for example, repair services. However, the business unit has recently expanded its services offerings to include network integration and network and device management, as well as mobility consulting.

WLAN (7% of Enterprise Business fiscal year 2013 revenue): This business sells WLAN switches, controllers and access points to provide wireless broadband and WLAN capabilities primarily to retail, transportation and logistics and hospitality enterprises.

In fiscal year 2013, the Enterprise Business’ revenue was derived approximately 40% from retail, approximately 25% from transportation and logistics, approximately 15% from manufacturing and approximately 20% from other end markets. In fiscal year 2013, the Enterprise Business’ revenue was derived 45% from North America, 35% from Europe, the Middle East and Africa (“EMEA”), 15% from the Asia-Pacific and 6% in Latin America.

As of June 30, 2014, the Enterprise Business had approximately 4,500 employees and approximately 1,300 product development engineers worldwide. Its intellectual property portfolio consisted of approximately 3,400 patents granted and pending. For the twelve month period ended June 28, 2014, the Enterprise Business generated revenue of $2,410 million, net income of $82 million and Adjusted EBITDA of $339 million. See “Summary Historical Financial Data of the Enterprise Business.”

SUMMARY HISTORICAL FINANCIAL DATA OF THE ENTERPRISE BUSINESS

The following table sets forth the summary historical financial data as of and for the periods indicated for the Enterprise Business. The summary historical consolidated financial data as of June 28, 2014 and June 29, 2013 and for the years ended December 31, 2011, 2012 and 2013 has been derived from the audited carve-out financial statements of the Enterprise Business for such years. The summary historical financial data as of June 28, 2014 and June 29, 2013 and for the six months ended June 28, 2014 and June 29, 2013 have been derived from the unaudited carve-out financial statements of the Enterprise Business for such periods, which contain all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of the Enterprise Business’ financial position and results of operations for the periods presented. The summary historical financial data for the twelve months ended June 28, 2014 has been derived by adding the financial data for the fiscal year ended December 31, 2013 and the six months ended June 28, 2014, and subtracting the financial data for the six months ended June 29, 2013. Operating results for the six month and twelve month periods are not necessarily indicative of results for a full fiscal year, or any other periods. The audited carve-out financial statements as of December 31, 2012 and 2013 and for each of the three years in the period ended December 31, 2013 and the unaudited carve-out financial statements as of June 28, 2014 and for the six months ended June 28, 2014 of the Enterprise Business have been included elsewhere in this offering memorandum.

The Enterprise Business was not operating as a separate legal entity within MSI. Accordingly, its financial statements have been prepared on a carve-out basis. The carve-out financial statements have been derived from the consolidated financial statements and accounting records of MSI, using the historical results of operations and historical bases of assets and liabilities of the Enterprise Business’ businesses. The carve-out financial statements also include allocations of certain MSI-shared expenses. Management believes the assumptions and methodologies underlying the allocation of shared expenses from MSI are reasonable in depicting the Enterprise Business as a separate, stand-alone business; however, such expenses may not be indicative of the actual level of expense that would have been incurred by the Enterprise Business if it had operated as an independent company or of the costs expected to be incurred in the future. As such, the carve-out financial statements included in this offering memorandum may not necessarily reflect the Enterprise Business’ results of operations, financial position or cash flows in the future or what its results of operations, financial position or cash flows would have been had the Enterprise Business been a stand-alone entity during the periods presented.

This summary historical financial data of the Enterprise Business, is qualified in its entirety by reference to, and should be read in conjunction with, the information contained in “Capitalization,” “Selected Consolidated Historical Financial and Other Data,” “Unaudited Pro Forma Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included herein, as well as the audited carve-out financial statements of the Enterprise Business for the year ended December 31, 2013 and the unaudited carve-out financial statements of the Enterprise Business for the six months ended June 28, 2014, in each case included elsewhere in this offering memorandum.

	Year Ended December 31,			Six Months Ended June		Twelve Months Ended June 28, 2014
	2011	2012	2013	29, 2013	28, 2014
			(in millions)
Carve-Out Statements of Operations:
Net sales from products	$2,042	$1,984	$2,021	$969	$890	$1,942
Net sales from services	425	436	459	226	235	468

Net sales	2,467	2,420	2,480	1,195	1,125	2,410

Costs of product sales	1,019	1,023	1,057	501	459	1,015
Costs of services sales	238	262	293	147	150	296

Costs of sales	1,257	1,285	1,350	648	609	1,311

Gross margin	1,210	1,135	1,130	547	516	1,099
Selling, general and administrative expenses	588	583	595	308	282	569
Research and development expenditures	262	292	299	150	140	289
Other charges	213	42	63	23	34	74

Operating earnings	147	218	173	66	60	167

Other income (loss):
Interest expense, net	(12)	(13)	(24)	(12)	(12)	(24)
Gains on sales of investments, net	—	14	3	—	—	3
Loss on sale of business, net	—	—	—	—	(1)	(1)

Other	(1)	(16)	(7)	—	(4)	(11)

Total other expense	(13)	(15)	(28)	(12)	(17)	(33)

Earnings before income taxes	134	203	145	54	43	134
Income tax expense	47	77	50	16	18	52

Net earnings	$87	$126	$95	$38	$25	$82

Other Financial Data:
Cash provided by (used in):
Operating activities	$223	$264	$257	$102	$38	$193
Investing activities	(50)	(169)	(21)	(15)	12	6
Financing activities	(166)	(98)	(242)	(114)	(63)	(191)
Capital expenditures	21	12	22	11	11	22
Adjusted EBITDA(1)	455	357	338	138	139	339

	As of December 31, 2013	As of June 28, 2014
	(in millions)
Carve-Out Balance Sheet Data (at end of period):
Working capital(2)	$74	$95
Total assets	2,511	2,445
Business equity	1,402	1,407

(1)	Adjusted EBITDA is a non-GAAP financial measure. This measurement should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The Enterprise Business Adjusted EBITDA as earnings before net interest expense, income tax expense, depreciation and amortization, other non-operating activity (excluding net interest expense), exit and restructuring costs, equity-based compensation expense, acquisition-related adjustments and asset impairment charge. All of the omitted items are either (i) non-cash items or (ii) items that it does not consider in assessing its on-going operating performance. Because it omits non-cash items, we feel that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other noncash charges and more reflective of other factors that affect the Enterprise Business’ operating performance. Because it omits the other items, we believe Adjusted EBITDA is also more reflective of the Enterprise Business’ on-going operating performance. We believe Adjusted EBITDA is useful to investors in evaluating the Enterprise Business’ operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities; and

•	it is used by our management for internal planning purposes, including aspects of our combined operating budget and capital expenditures.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	it does not reflect the Enterprise Business’ cash expenditures, future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, working capital;

•	it does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt;

•	it does not reflect payments made or future requirements for income taxes;

•	it adjusts for restructuring (reversals) charges and stock compensation expense factors that we do not consider indicative of future performance;

•	although it reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculation of Adjusted EBITDA in this offering memorandum; and

•	although depreciation and amortization and share-based compensation are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for such replacements.

Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. The following table presents a reconciliation from net income to Adjusted EBITDA:

	Year Ended December 31,			Six Months Ended June		Twelve Months Ended June 28, 2014
	2011	2012	2013	29, 2013	28, 2014
			(in millions)
Net earnings	$87	$126	$95	$38	$25	$82
Interest expense, net	12	13	24	12	12	24
Income tax expense	47	77	50	16	18	52
Depreciation and amortization	233	58	68	33	32	67
Other expense(a)	1	2	4	—	6	10
Exit and restructuring costs	18	17	47	14	17	50
Equity-based compensation expense	57	64	50	25	21	46
Acquisition-related adjustments(b)	—	—	—	—	6	6
Asset impairment charge	—	—	—	—	2	2

Adjusted EBITDA	$455	$357	$338	$138	$139	$339

(a)	Other expense captures all other non-operating activity with the exception of interest expense, net. It includes, if applicable, gains on sales of investments, net, loss on sale of business, net, foreign exchange income (loss) and other.
(b)	Acquisition costs are related to investigated and completed acquisitions and integration activities during the period.

(2)	Calculated as current assets minus current liabilities.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Enterprise Business

General

The Enterprise Business is an industry leader in mobile computing and advanced data capture technologies and services. Its products include rugged and enterprise-grade mobile computers and tablets, laser, imaging and radio frequency identification based data capture products, WLAN solutions and software and applications that are associated with these products and services. Enterprise service revenues include revenues arising from maintenance, integration services and device and network management. Similar to Zebra’s business, the Enterprise Business’ products and services are sold to a wide range of enterprise customers, including those in the retail, hospitality, transportation and logistics, manufacturing, warehouse and distribution centers, energy and utilities, education and healthcare industries.

Results of Operations of the Enterprise Business

	Fiscal year ended December 31,				Six months ended
	2013	% of Sales*	2012	% of Sales*	June 28, 2014	% of Sales*	June 29, 2013	% of Sales*
	(in millions, except percentages)
Net sales from products	$2,021		$1,984		$890		$969
Net sales from services	459		436		235		226

Net sales	2,480		2,420		1,125		1,195

Costs of product sales	1,057	52.3	1,023	51.6	459	51.6	501	51.7
Costs of services sales	293	63.8	262	60.1	150	63.8	147	65.0

Costs of sales	1,350	54.4	1,285	53.1	609	54.1	648	54.2

Gross margin	1,130	45.6	1,135	46.9	516	45.9	547	45.8
Selling, general and administrative expenses	595	24.0	583	24.1	282	25.1	308	25.8
Research and development expenditures	299	12.1	292	12.1	140	12.4	150	12.6
Other charges	63	2.5	42	1.7	34	3.0	23	1.9

Operating earnings	173	7.0	218	9.0	60	5.3	66	5.5

Other income (expense)
Interest expense, net	(24)	(1.0)	(13)	(0.5)	(12)	(1.1)	(12)	(1.0)
Gains (Losses) on sales of investments and businesses, net	3	0.1	14	0.6	(1)	(0.1)	—	0.0
Other	(7)	(0.3)	(16)	(0.7)	(4)	(0.4)	—	0.0

Total other expense	(28)	(1.1)	(15)	(0.6)	(17)	(1.5)	(12)	(1.0)

Earnings before income taxes	145	5.8	203	8.4	43	3.8	54	4.5
Income tax expense	50	2.0	77	3.2	18	1.6	16	1.3

Net earnings	$95	3.8	$126	5.2	$25	2.2	$38	3.2

*	Percentages may not add due to rounding.

Six months ended June 28, 2014 compared to six months ended June 29, 2013

Net Sales

Net sales for the Enterprise Business were $1,125 million for the six months ended June 28, 2014 compared to $1,195 million for the six months ended June 29, 2013. The decrease in net sales was primarily driven by lower demand in the Enterprise Mobile Computing and Data Capture products during the six months ended June 28, 2014 compared to the six months ended June 29, 2013, offset by an increase in the Enterprise Business’ WLAN integration services. The decrease in net sales for the six months ended June 28, 2014 reflects a decrease in the North America (“NA”), Asia Pacific Middle East (“APME”), and Latin America (“LA”) regions, offset by an increase in Europe and Africa (“EA”), compared to the six months ended June 29, 2013. The decreases in NA, APME, and LA were primarily driven by Enterprise Mobile Computing and Data Capture product group sales offset by an increase in the Enterprise Business’ network integration related services within NA and APME. The increase in net sales within EA was primarily due to Psion related product sales and support services. The underlying decreases in net sales were also the result of supply chain issues associated with moving a configuration center from an Enterprise Business facility to a facility elsewhere, as well as moving a distribution center from one of the Enterprise Business’ warehouse management systems to a third-party vendor, all in connection with an internal transition in the MSI sales function in advance of closing of the Acquisition, as that sales function previously served both the Enterprise Business and the other MSI businesses.

Gross Margin

Gross margin was $516.0 million or 45.9% of net sales for the six months ended June 28, 2014, compared to $547 million, or 45.8% of net sales, for the six months ended June 29, 2013, demonstrating a relatively consistent cost structure and gross margin percentage among product groups, despite changes in product mix.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses decreased 8.4% to $282 million, or 25.1% of net sales in for the six months ended June 28, 2014, compared to $308 million, or 25.8% of net sales for the six months ended June 29, 2013. The decrease in SG&A is primarily due to reduced compensation expenses, including: incentives, pension expense, and the effect of headcount reductions enacted in previous periods.

Research and Development Expenditures

Research and development (“R&D”) expenditures decreased 6.7% to $140 million, or 12.4% of net sales for the six months ended June 28, 2014, compared to $150 million, or 12.6% of net sales for the six months ended June 29, 2013. The decrease in R&D expenditures is primarily due to reduced compensation expenses, including incentives and the effect of headcount reductions enacted in previous periods.

Other Charges

The Enterprise business recorded net charges of $34 million in Other charges for the six months ended June 28, 2014, compared to net charges of $23 million for the six months ended June 29, 2013. The charges for the six months ended June 28, 2014 included: (i) $18 million of net reorganization of business charges, (ii) $10 million of charges relating to amortization of intangibles, and (iii) $6 million of transaction-related fees. The charges for the six months ended June 29, 2013 included: (i) $12 million of charges relating to amortization of intangibles and (ii) $11 million of reorganization of business charges.

Net Interest Expense

Net interest expense was $12 million for the first six months of both 2014 and 2013 which included interest expense of $14 million, partially offset by interest income of $2 million.

Losses on Sales of Investments and Businesses

Losses on sales of investments and businesses were $1 million for the six months ended June 28, 2014, which consisted of a loss from the sale of the Reynosa, Mexico manufacturing operation in the second quarter of 2014. There were no gains or losses generated during the six months ended June 29, 2013.

Other

Net Other expense was $4 million for the six months ended June 28, 2014. The net Other expense in 2014 was primarily comprised of: (i) a $3 million investment impairment and (ii) a $1 million loss on foreign currency. The net Other expense for the six months ended June 29, 2013 was comprised of a $2 million gain on foreign currency, offset by investment impairments of $2 million.

Effective Tax Rate

The Enterprise Business recorded $18 million of net tax expense for the six months ended June 28, 2014, resulting in an effective tax rate of 41.9%, compared to $16 million of net tax expense for the six months ended June 29, 2013, resulting in an effective tax rate of 29.6%. The Enterprise Business’ effective tax rate for the six months ended June 28, 2014 was higher than the U.S. statutory tax rate of 35% primarily due to non-deductible transaction costs. The Enterprise Business’ effective tax rate for the six months ended June 29, 2013 was favorably impacted due to a tax benefit related to prior year R&D credits.

Net Earnings

After taxes, the Enterprise Business had net earnings of $25 million for the six months ended June 28, 2014 compared to net earnings of $38 million for the six months ended June 29, 2013, which was primarily driven by lower sales, offset by cost savings within SG&A and R&D.

Fiscal year 2013 compared to fiscal year 2012

Net Sales

Net sales were $2,480 million in 2013 compared to $2,420 million in 2012. The increase in net sales is primarily driven by an increase in Enterprise Mobile Computing product sales and product support services of $136 million due to the Psion acquisition, offset by a decrease in the product sales of Data Capture and WLAN. The increase in net sales reflects an increase in EA, APME, and LA regions, offset by a decrease in NA, compared to 2012. The increases in EA, APME, and LA were primarily driven by Psion product group and support service sales. The decline in NA was driven by lower sales in the Enterprise Mobile Computing, Data Capture and WLAN product groups.

Gross Margin

Gross margin was $1,130 million, or 45.6% of net sales in 2013, compared to $1,135 million, or 46.9% of net sales, in 2012. The decrease in gross margin percentage was driven primarily by higher Psion sales in its first full year since being acquired in the fourth quarter of 2012. Psion typically has lower margins than other core product lines in the Enterprise business.

Selling, General and Administrative Expenses

SG&A expenses increased 2.1% to $595 million, or 24.0% of net sales in 2013, compared to $583 million, or 24.1% of net sales in 2012. The increase in SG&A is primarily driven by incremental expenses related to the Psion acquisition.

Research and Development Expenditures

R&D expenditures increased 2.4% to $299 million, or 12.1% of net sales in 2013, compared to $292 million, or 12.1% of net sales in 2012. The increase in R&D expenditures is primarily due to incremental expenses relating to the Psion acquisition.

Other Charges

The Enterprise Business recorded net charges of $63 million in Other charges in 2013, compared to net charges of $42 million in 2012. The charges in 2013 included: (i) $38 million of net reorganization of business charges and (ii) $25 million of charges relating to amortization of intangibles. The charges in 2012 included: (i) $14 million of charges relating to reorganization of business charges and (ii) $28 million of charges relating to amortization of intangibles.

Net Interest Expense

Net interest expense was $24 million in 2013, compared to net interest expense of $13 million in 2012. Net interest expense in 2013 included interest expense of $28 million, partially offset by interest income of $4 million. Net interest expense in 2012 included interest expense of $21 million, partially offset by interest income of $8 million. The increase in net interest expense in 2013 compared to 2012 is primarily attributable to: (i) a higher interest expense allocation driven by an increase in average debt outstanding at the MSI and (ii) a decrease in the interest income allocation due to lower average cash and cash equivalents at the MSI during 2013 compared to 2012.

Gains on Sales of Investments and Businesses

Gains on sales of investments and businesses were $3 million in 2013, compared to $14 million in 2012. These gains consist of the sale of multiple equity investments in both 2013 and 2012.

Other

Net Other expense was $7 million in 2013, compared to $16 million in 2012. The net Other expense in 2013 was primarily comprised of: (i) a $5 million loss on foreign currency and (ii) a $2 million investment impairment. The net Other expense in 2012 was primarily comprised of: (i) a $12 million loss on foreign currency and (ii) investment impairments of $4 million.

Effective Tax Rate

The Enterprise Business recorded $50 million of income tax expense in 2013, resulting in an effective tax rate of 34.5%, compared to $77 million of net tax expense in 2012, resulting in an effective tax rate of 37.9%. The Enterprise Business’ effective tax rate in 2013 was favorably impacted by the utilization of research credits during the year, partially offset by the Enterprise Business’ state income tax provision. The Enterprise Business’ effective tax rate in 2012 was higher than the U.S. statutory tax rate of 35% primarily due to state income tax expense generated throughout the year.

Net Earnings

After taxes, the Enterprise Business had net earnings of $95 million in 2013 compared to net earnings of $126 million in 2012. The decrease in net earnings in 2013, as compared to 2012, was primarily driven by: (i) a $24 million increase in reorganization charges and (ii) an $11 million increase in net interest expense.

Liquidity and Capital Resources

Operating Activities

Six months ended June 28, 2014 compared to six months ended June 29, 2013

Cash provided by operating activities from continuing operations for the six months ended June 28, 2014 was $38 million, compared to $102 million for the six months ended June 29, 2013. Operating cash flows for the period ended June 28, 2014, as compared to the period ended June 29, 2013, were negatively impacted by lower inventory turnover due to a decrease in product demand and an increase in build for future demand, partially offset by higher receivable collections.

Fiscal year 2013 compared to fiscal year 2012

Cash provided by operating activities from continuing operations in 2013 was $257 million, compared to $264 million in 2012. Operating cash flows in 2013, as compared to 2012, were negatively impacted by lower collections of receivables, partially offset by improvements in the Enterprise Business’ accounts payable metrics.

Investing Activities

Six months ended June 28, 2014 compared to six months ended June 29, 2013

Net cash provided by investing activities was $12 million for the six months ended June 28, 2014, compared to a net cash usage of $15 million for the six months ended June 28, 2014. The $27 million increase in net cash provided by investing activities was due primarily to the proceeds received from the sale of the Reynosa, Mexico manufacturing operation during the second quarter of 2014.

Fiscal year 2013 compared to fiscal year 2012.

Net cash used by investing activities was $21 million in 2013, compared to $169 million in 2012. The $148 million decrease in net cash provided by investing activities from 2012 to 2013 was primarily due to the acquisition of Psion plc, a U.K. based leader in mobile computing solutions, that took place during the fourth quarter of 2012, offset by: (i) proceeds received on the sale of property, plant, and equipment of approximately $16 million related to the sale of the McAllen, Texas distribution center during 2012 , (ii) an increase equity investment sales resulting in additional proceeds of $15 million, and (iii) additional capital expenditures spending of $10 million.

Financing Activities

Six months ended June 28, 2014 compared to six months ended June 29, 2013

Net cash used for financing activities decreased approximately $51 million from $114 million during the six months ended June 29, 2013 as compared to $63 million during the six months ended June 28, 2014. The decrease was driven by lower net transfers to the MSI.

Fiscal year 2013 compared to fiscal year 2012.

Net cash used for financing activities was $242 million in 2013 compared to $98 million in 2012, an increase of approximately $144 million. The increase was driven by higher net transfers to the MSI.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Motorola Solutions, Inc.:

Report on the Financial Statements

We have audited the accompanying carve-out financial statements of the Enterprise Business of Motorola Solutions, Inc., which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of operations, business equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Enterprise Business of Motorola Solutions, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2013 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Chicago, Illinois

April 4, 2014

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Carve-out Balance Sheets

December 31, 2013 and 2012

(In millions)

	2013	2012
Assets
Accounts receivable, net	$553	524
Inventories, net	175	174
Deferred income taxes	146	163
Other current assets	135	136

Total current assets	1,009	997
Property, plant and equipment, net	115	108
Investments	17	15
Deferred income taxes	127	149
Goodwill	1,149	1,149
Other assets	94	133

Total assets	$2,511	2,551

Liabilities and Business Equity
Accounts payable	$231	180
Accrued liabilities	704	726

Total current liabilities	935	906
Other liabilities	174	176
Business equity:
Parent’s net investment	1,400	1,471
Accumulated other comprehensive income (loss)	2	(2)

Total business equity	1,402	1,469

Total liabilities and business equity	$2,511	2,551

See accompanying notes to carve-out financial statements.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Carve-out Statements of Operations

Years ended December 31, 2013, 2012 and 2011

(In millions)

	2013	2012	2011
Net sales from products	$2,021	1,984	2,042
Net sales from services	459	436	425

Net sales	2,480	2,420	2,467
Costs of product sales	1,057	1,023	1,019
Costs of services sales	293	262	238

Costs of sales	1,350	1,285	1,257

Gross margin	1,130	1,135	1,210

Selling, general and administrative expenses	595	583	588
Research and development expenditures	299	292	262
Other charges	63	42	213

Operating earnings	173	218	147

Other income (expense):
Interest expense, net	(24)	(13)	(12)
Gains on sales of investments, net	3	14	—
Other	(7)	(16)	(1)

Total other expense	(28)	(15)	(13)

Earnings before income taxes	145	203	134
Income tax expense	50	77	47

Net earnings	$95	126	87

See accompanying notes to carve-out financial statements.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Carve-out Statements of Business Equity

Years ended December 31, 2013, 2012 and 2011

(In millions)

	Parent’s net investment	Accumulated other comprehensive income (loss)
Balance as of January 1, 2011	$1,375	8
Net earnings	87	—
Net transfers to Motorola Solutions, Inc.	(92)	—
Foreign currency translation adjustments	—	(7)
Remeasurement of retirement benefit adjustments	—	(1)

Balance as of December 31, 2011	1,370	—
Net earnings	126	—
Net transfers to Motorola Solutions, Inc.	(25)	—
Foreign currency translation adjustments	—	(2)

Balance as of December 31,2012	1,471	(2)
Net earnings	95	—
Net transfers to Motorola Solutions, Inc.	(166)	—
Foreign currency translation adjustments	—	3
Remeasurement of retirement benefit adjustments	—	1

Balance as of December 31, 2013	$1,400	2

See accompanying notes to carve-out financial statements.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Carve-out Statements of Comprehensive Income

Years ended December 31, 2013, 2012 and 2011

(In millions)

	2013	2012	2011
Net earnings	$95	126	87
Remeasurement of retirement benefit adjustments	1	—	(1)
Foreign currency translation adjustments	3	(2)	(7)

Total other comprehensive income (loss)	4	(2)	(8)

Comprehensive income	$99	124	79

See accompanying notes to carve-out financial statements.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Carve-out Statements of Cash Flows

Years ended December 31, 2013, 2012 and 2011

(In millions)

	2013	2012	2011
Cash flows from operating activities:
Net earnings	$95	126	87
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	68	58	233
Noncash other charges	2	11	—
Share-based compensation expense	50	64	57
Gains on sales of investments, net	(3)	(14)	—
Deferred income taxes	28	30	(92)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(29)	—	(18)
Inventories	(1)	(1)	(9)
Other current assets	(4)	(6)	33
Accounts payable and accrued liabilities	30	(51)	(41)
Other assets and liabilities	21	47	(27)

Net cash provided by operating activities	257	264	223

Cash flows from investing activities:
Acquisitions and investments, net	(4)	(193)	(29)
Proceeds from sales of investments, net	5	20	—
Capital expenditures	(22)	(12)	(21)
Proceeds from sales of property, plant, and equipment	—	16	—

Net cash used in investing activities	(21)	(169)	(50)

Cash flows from financing:
Net transfers to Motorola Solutions, Inc.	(242)	(98)	(166)

Net cash used in financing activities	(242)	(98)	(166)
Effect of exchange rate changes on cash and cash equivalents	6	3	(7)

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	—	—

See accompanying notes to carve-out financial statements.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

(1) Background and Basis of Presentation

The accompanying carve-out financial statements of the Enterprise Business (Enterprise or the Company) as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012, and 2011, principally represent the Enterprise segment of Motorola Solutions, Inc. (MSI or the Parent), not including the integrated digital enhanced network infrastructure (iDEN) product line and related services, from the consolidated financial statements and accounting records of MSI as though Enterprise had been operating as a separate, stand-alone business.

Enterprise includes rugged and enterprise-grade mobile computers and tablets, laser/imaging/radio frequency identification (RFID) based data capture products, wireless local area network (WLAN), and the software and applications that are associated with these products. Enterprise service revenues include maintenance, integration, and device and network management. These products and services are sold to a wide range of customers, principally those in retail, transportation, and logistics, including warehouse and distribution centers, manufacturing, hospitality, energy and utilities, education, and healthcare. These customers operate a large and diverse mobile workforce and are continuously focused on improving their operations through greater employee efficiency, greater asset visibility, and superior customer service.

Basis of Presentation

The Company was not operating as a separate legal entity within MSI. Accordingly, these financial statements have been prepared on a carve-out basis. The carve-out financial statements have been derived from the consolidated financial statements and accounting records of MSI, using the historical results of operations, and historical bases of assets and liabilities of the Company’s businesses. The carve-out financial statements also include allocations of certain MSI-shared expenses. Management believes the assumptions and methodologies underlying the allocation of shared expenses from MSI are reasonable in depicting the Company as a separate, stand-alone business; however, such expenses may not be indicative of the actual level of expense that would have been incurred by the Company if it had operated as an independent company or of the costs expected to be incurred in the future. As such, the carve-out financial statements included herein may not necessarily reflect the Company’s results of operations, financial position, or cash flows in the future or what its results of operations, financial position or cash flows would have been had the Company been a stand-alone entity during the periods presented.

Since a direct ownership relationship did not exist among all the various worldwide entities comprising the Company, MSI’s net investment in the Company is presented as Parent’s net investment, rather than stockholders’ equity, in the carve-out balance sheets.

The carve-out financial statements are prepared in accordance with generally accepted accounting principles (GAAP) in the United States of America (U.S.). Intercompany transactions and balances have been eliminated.

(2) Summary of Significant Accounting Policies

Revenue Recognition

Net sales consist of a wide range of activities including the delivery of stand-alone equipment or services and bundled sales of equipment, software, and services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

collectability of the sales price is reasonably assured. The Company recognizes revenue from the sale of equipment, equipment containing both software and nonsoftware components that function together to deliver the equipment’s essential functionality, and services in accordance with applicable revenue recognition accounting principles.

(a) Products

For equipment sales, in addition to the criteria mentioned above, revenue recognition occurs when title and risk of loss has transferred to the customer, objective evidence exists that customer acceptance provisions have been met, no significant obligations remain, and allowances for discounts, price protection, returns, and customer incentives can be reliably estimated. Recorded revenues are reduced by these allowances. The Company bases its estimates of these allowances on historical experience taking into consideration the type of products sold, the type of customer, and the specific type of transaction in each arrangement. Where customer incentives cannot be reliably estimated, the Company defers revenue recognition until the incentive has been finalized with the customer.

Products are often sold through distributors to value-added resellers or end customers. In addition to cooperative marketing and other incentive programs, the Company has arrangements with some distributors that allow for price protection and limited rights of return, generally through stock rotation programs. Under the price protection programs, the Company gives distributors credits for the difference between the original price paid and the Company’s then current price. Under the stock rotation programs, distributors are able to exchange certain products based on the number of qualified purchases made during the period. Where the Company is unable to reliably estimate the final sales price due to the price protection and stock rotation programs revenue is not recognized until the products are resold by distributors to value-added resellers or end customers using information provided by these distributors.

The Company includes shipping charges billed to customers in net revenue and the related shipping costs in cost of sales.

The Company sells software and equipment obtained from other companies. The Company establishes its own pricing and retains related inventory risk, is the primary obligor in sales transactions with customers, and assumes the credit risk for amounts billed to customers. Accordingly, the Company generally recognizes revenue for the sale of products obtained from other companies based on the gross amount billed.

(b) Hardware and Software Services Support

Revenue under equipment and software maintenance agreements, which do not contain specified future software upgrades, is recognized ratably over the contract term as services are performed.

(c) Software and Licenses

Revenue from prepaid perpetual licenses is recognized at the inception of the arrangement, presuming all other relevant revenue recognition criteria are met. Revenue from nonperpetual licenses or term licenses is recognized ratably over the period that the licensee uses the license.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

(d) Multiple-Element Arrangements

Arrangements with customers may include multiple deliverables, including any combination of products, services, and software. These multiple element arrangements could also include an element accounted for as a long-term contract coupled with other products, services, and software. For multiple-element arrangements that include products containing software that functions together with the equipment to deliver its essential functionality, undelivered software elements that relate to the product’s essential software, and undelivered nonsoftware services, deliverables are separated into more than one unit of accounting when: (i) the delivered element(s) have value to the customer on a stand-alone basis and (ii) delivery of the undelivered element(s) is probable and substantially in the control of the Company.

In these arrangements, the Company allocates revenue to all deliverables based on their relative selling prices. The Company uses the following hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (VSOE), (ii) third-party evidence of selling price (TPE), and (iii) best estimate of selling price (ESP).

The Company determines VSOE based on its normal pricing and discounting practices for the specific product or service when that same product or service is sold separately. In determining VSOE, the Company requires that a substantial majority of the selling prices for a product or service fall within a reasonably narrow pricing range, generally evidenced by the pricing rates of approximately 80% of such historical stand-alone transactions falling within plus or minus 15% of the median rate.

When VSOE does not exist, the Company attempts to determine TPE based on competitor prices for similar deliverables when sold separately. Generally, the Company’s go-to-market strategy for many of its products differs from that of its peers and its offerings contain a significant level of customization and differentiation such that the comparable pricing of products with similar functionality sold by other companies cannot be obtained. Furthermore, the Company is unable to reliably determine what similar competitor products’ selling prices are on a stand-alone basis. Therefore, the Company is typically not able to determine TPE.

When both VSOE and TPE are unavailable, the Company uses ESP. The Company determines ESP by: (i) collecting all reasonably available data points including sales, cost, and margin analysis of the product, and other inputs based on its normal pricing and discounting practices; (ii) making any reasonably required adjustments to the data based on market and Company-specific factors; and (iii) stratifying the data points, when appropriate, based on customer, magnitude of the transaction, and sales volume.

The Company also considers the geographies in which the products or services are sold, major product and service groups, customer classification, and other environmental or marketing variables in determining VSOE, TPE, and ESP.

Once elements of an arrangement are separated into more than one unit of accounting, revenue is recognized for each separate unit of accounting based on the nature of the revenue as described above.

The Company’s arrangements with multiple deliverables may also contain one or more software deliverables that are subject to software revenue recognition guidance. The revenue for these multiple-element arrangements is allocated to the software deliverable(s) and the nonsoftware deliverable(s) based on the relative selling prices of all of the deliverables in the arrangement using the fair value hierarchy outlined above. In

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

circumstances where the Company cannot determine VSOE or TPE of the selling price for any of the deliverables in the arrangement, ESP is used for the purpose of allocating the arrangement consideration between software and non software deliverables.

The Company accounts for multiple-element arrangements that consist entirely of software or software-related products, including the sale of software upgrades or software support agreements to previously sold software, in accordance with software accounting guidance. For such arrangements, revenue is allocated to the deliverables based on the relative fair value of each element, and fair value is determined using VSOE. Where VSOE does not exist for the undelivered software element, revenue is deferred until either the undelivered element is delivered or VSOE is established, whichever occurs first. When VSOE of a delivered element has not been established, but VSOE exists for the undelivered elements, the Company uses the residual method to recognize revenue when the fair value of all undelivered elements is determinable. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement consideration is allocated to the delivered elements and is recognized as revenue.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on the Company’s assessment of the collectability of specific customer accounts and an assessment of international, political, and economic risks, as well as the aging of the accounts receivable.

Inventories

Inventories are valued at the lower of average cost (which approximates cost on a first-in, first-out basis) or market (net realizable value or replacement cost).

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis for book and accelerated for taxes, based on the estimated useful lives of the assets (buildings and building equipment, five to forty years; machinery and equipment, two to ten years) and commences once the assets are ready for their intended use.

Investments

The Company’s investments consist of nonmarketable investments using the cost method of accounting. Under this method, investments are carried at cost and adjusted only for other-than-temporary declines in fair value or additional investments.

Goodwill and Intangible Assets

Goodwill is assessed for impairment at least annually at the reporting unit level. The Company has the option of first assessing qualitative factors to determine whether events and circumstances indicate that it is more likely than not that the fair value of its goodwill is less than its carrying amount. If it is determined that the fair value of the reporting unit is more likely than not greater than its carrying amount, then the two-step test is unnecessary.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

If the two-step goodwill impairment test is necessary, first, the fair value of each reporting unit is compared to its book value. If the fair value of the reporting unit is less than its book value, the Company performs a hypothetical purchase price allocation based on the reporting unit’s fair value to determine the fair value of the reporting unit’s goodwill. Fair value is determined using a combination of present value techniques and market prices of comparable businesses.

Intangible assets are amortized on a straight-line basis over their respective estimated useful lives ranging from one to ten years. The Company has no intangible assets with indefinite useful lives.

Impairment of Long-Lived Assets

Long-lived assets, which include intangible assets, held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset (group) to future net undiscounted cash flows to be generated by the asset (group). If an asset (group) is considered to be impaired, the impairment to be recognized is equal to the amount by which the carrying amount of the asset (group) exceeds the asset’s (group’s) fair value calculated using a discounted future cash flows analysis or market comparables. Assets held for sale, if any, are reported at the lower of the carrying amount or fair value less cost to sell.

Income Taxes

For purposes of the carve-out financial statements, the Company’s income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from MSI.

The calculation of income taxes for the Company on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Historically, the Company has operated as a division within MSI’s group of legal entities, including a U.S. consolidated group and non-U.S. subsidiaries. In most cases, the tax losses and tax credits generated by the Company, while a division within MSI’s legal entities and included in the consolidated MSI financial statements, have been available for use by MSI’s other businesses. The deferred tax balances as calculated on a separate return basis may differ from the deferred tax balances of the Company if it were a separate, stand-alone entity during the periods presented.

MSI manages its tax positions for the benefit of its entire portfolio of businesses. MSI tax strategies are not necessarily reflective of the tax strategies the Company would have followed as a stand-alone company, nor were they strategies that optimized the Company’s stand-alone position. As a result, the Company’s deferred tax balances and effective tax rate as a stand-alone entity will likely differ significantly from those prevailing in historical periods.

The Company reflected deferred tax assets and liabilities on a separate return basis to recognize the expected future tax benefits or cost of events that have been reported in different years for tax and financial statement purposes, and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are determined based on the difference between the carve-out financial statement and tax bases of assets and liabilities measured at the enacted tax rates in effect for the year in which these items are expected to reverse.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Significant weight is given to evidence that can be objectively verified. The Company evaluates deferred income taxes to determine if valuation allowances are required by considering available evidence. Deferred tax assets are realized by having sufficient future taxable income to allow the related tax benefits to reduce taxes otherwise payable. The sources of taxable income that may be available to realize the benefit of deferred tax assets are future reversals of existing temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in carryback years, and tax planning strategies that are both prudent and feasible.

Foreign Currency

Certain of the Company’s non-U.S. operations use their respective local currency as their functional currency. Those operations that do not have the U.S. dollar as their functional currency translate assets and liabilities at current rates of exchange in effect at the balance sheet date and revenues and expenses using rates that approximate those in effect during the period. The resulting translation adjustments are included as a component of Accumulated other comprehensive income (loss) in the Company’s carve-out balance sheets. For those operations that have the U.S. dollar as their functional currency, transactions denominated in the local currency are measured in U.S. dollars using the current rates of exchange for monetary assets and liabilities and historical rates of exchange for nonmonetary assets. Gains and losses from remeasurement of monetary assets and liabilities are included in Other within Other income (expense) within the Company’s carve-out statements of operations.

Derivative Instruments

MSI primarily uses a worldwide centralized approach to manage financial instruments to reduce its overall exposure to the effects of currency fluctuations on cash flows. The Company’s exposures are managed by MSI collectively with the other MSI businesses. MSI enters into hedges based on net currency positions in the aggregate. The gains and losses of existing assets or liabilities are marked-to-market by hedged position. Within the MSI consolidated financial statements, gains and losses on financial instruments that qualify for hedge accounting and are used to hedge firm future commitments or forecasted transactions are deferred until such time as the underlying transactions are recognized or recorded immediately when the transaction is no longer expected to occur and gains or losses on financial instruments that do not qualify as hedges are recognized immediately as income or expense.

Because of the Company’s participation in the overall MSI hedging program, hedge positions and the related mark-to-market activity are not separately identifiable for the Company. As such, the Company’s carve-out financial statements do not include any hedge positions or related income or expense.

Share-Based Compensation Costs

The Company’s employees participate in MSI’s incentive compensation plans that reward employees with stock options, stock appreciation rights (SARs), restricted stock (RS), restricted stock units (RSUs), and an employee stock purchase plan (together, MSI’s Stock Incentive Plans). The Company’s combined statements of operations include expenses related to the Company’s employees’ participation in MSI’s Stock Incentive Plans, as well as an allocation of expenses related to MSI’s corporate employees who participate in MSI’s Incentive Plans. These expenses are allocated based on an allocation formula driven by sales.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

The amount of compensation cost for these share-based awards is measured based on the fair value of the awards determined, as of the date the share-based awards are issued and adjusted to the estimated number of awards that are expected to vest. The fair value of stock options, SARs, and awards under the employee stock purchase plan is generally determined using a Black-Scholes option pricing model that incorporates assumptions about expected volatility, risk-free rate, dividend yield, and expected life. The fair value of RS and RSUs represents the number of awards granted multiplied by the closing market price of the Parent’s stock on the date the awards are issued. Compensation cost for share-based awards is recognized on a straight-line basis over the vesting period. The additional paid in capital pool related to share-based compensation costs could not be specifically identified and thus was not included in the carve-out financial statements.

Retirement Benefits

The Company, through the acquisition of Symbol Technologies, Inc. in 2007, has a noncontributory supplemental executive retirement plan (SERP). The SERP was closed to new entrants and benefits were frozen prior to the acquisition. During the periods presented in the carve-out financial statements, there are no active employees in the SERP. The Company records annual expenses relating to this plan based on calculations, which include actuarial assumptions that are reviewed annually. Due to the status of this plan, the most significant assumption is the discount rate. The Company recorded pension expense of less than $1 million related to the SERP during 2013, 2012, and 2011. The SERP has no plan assets and a projected benefit obligation of $8 million and $9 million included in Other liabilities as of December 31, 2013 and 2012, respectively.

In addition, a limited portion of the Company’s employees participate in defined benefit pension plans offered by MSI including the U.S. and non-U.S. plans. MSI manages its worldwide pension benefit plans on a consolidated basis and separate information related to the Company’s employees is not readily determinable. Therefore, the portion of the MSI pension plans’ assets, liabilities, and financial results have been excluded from the Company’s carve-out financial statements.

The Company’s employees participate in various defined contribution plans offered by the Parent and its subsidiaries. In the United States, MSI’s 401(k) plan is a contributory plan. Matching contributions are based upon the amount of employee contributions. The Company’s allocated expense of MSI’s defined contribution plans is included in leveraged services expenses discussed further in note 3, Relationship with Motorola Solutions, Inc.

Use of Estimates

The preparation of the accompanying carve-out financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Such estimates include the valuation of accounts receivable, inventories, investments, goodwill, intangible and other long-lived assets, legal contingencies, indemnifications, and assumptions used in the calculation of income taxes, allowances for discounts, price protection, product returns, and customer incentives, among others. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity, foreign currency and

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

energy markets and declines in consumer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Recent Accounting Pronouncements

In June 2013, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or Tax Credit Carryforward Exists. The ASU requires entities to present an unrecognized tax benefit or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward when: (1) settlement in this manner is available under the tax law and (2) the Company intends to use the deferred tax asset for that purpose. The adoption of this standard did not have a material impact on its carve-out financial statements.

(3) Relationship with Motorola Solutions, Inc.

(a) Allocation of Shared Expenses

The carve-out statements of operations include expense allocations for certain corporate functions and shared resources historically provided by MSI. The following table presents the expense allocations reflected in the Company’s carve-out statements of operations:

	2013	2012	2011
Years ended December 31:
Leveraged services expenses, including employee benefits	$224	229	251
Employee incentives	87	121	108
Basic research	12	13	10
Interest expense, net	(24)	(13)	(12)

	$299	350	357

The Company and MSI consider these leveraged services expenses including employee benefit costs, employee incentives, basic research, and interest expense allocations to be a reasonable reflection of the utilization of the services provided.

Leveraged services expenses, including employee benefits

Leveraged services expenses represent costs, including fringe benefit costs, related to corporate functions such as information technology (IT), real estate, accounting, treasury, tax, legal, human resources, and other services.

In the Parent’s consolidated financial statements, fringe benefit costs are allocated across all MSI departments based on employee headcount. These fringe benefit costs include group healthcare costs and 401 (k) matching contributions. The total cost of leveraged departments is allocated to the Company based on the level of services received by the Company in proportion to the total services provided by each functional area.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

These allocations are reflected in Costs of sales, Selling, general and administrative expenses, and Research and development expenditures in the Company’s carve-out statements of operations.

The allocation of IT costs, including related depreciation and fringe benefit costs, is done on a formula based on the number of system users, activity-based metrics, and a percent of sales. The allocation of the cost of all other services is based on the Company’s sales as a percentage of total MSI sales (the sales allocation methodology).

In addition to these shared services, the Company benefits from other leveraged MSI resources, including facilities. MSI owns and leases a number of facilities throughout the world. MSI identifies a landlord for each facility based on the primary resident of the facility. For facilities where the Company occupies space within the facility, but is not the landlord of the facility, costs, including depreciation, are allocated to the Company based on the estimated square footage occupied by the Company’s employees as a percentage of the total square footage of the facility. These costs are included in Cost of sales, Selling, general and administrative expenses, and Research and development expenditures in the Company’s carve-out statements of operations.

In addition to the allocation of these shared costs, the Company’s carve-out statements of operations include an allocation of the costs of the MSI Postretirement Health Care Benefits Plan (MSI Retiree Health Plan). Under the MSI Retiree Health Plan, certain retiree medical benefits are available to eligible U.S. employees meeting specified age and service requirements upon termination of employment. The costs of this plan have been included in the leveraged services expenses based on employee headcount in 2012 and 2011. For 2013, the Parent’s plan resulted in a net periodic credit, which was allocated to Enterprise based on the sales allocation methodology. MSI manages this plan on a consolidated basis. The Company’s portion of the MSI Retiree Health Plan’s assets and liabilities are not readily identifiable. As such, the related net liability has been excluded from the Company’s carve-out balance sheets.

Employee incentives

Employee incentives include the costs of the Company’s employees’ participation in the MSI incentive plan, MSI Long-Range Incentive Plan (LRIP), and share-based compensation programs. The MSI incentive plan provides eligible employees with an annual payment calculated as a percentage of an employee’s eligible earnings, and paid in the year after the close of the current calendar year if specified business goals and individual performance targets are met. The LRIP rewards participating elected officers for MSI’s achievement of specified business goals during the period, based on a single performance objective measured over a three year period. The Parent’s share-based compensation programs are discussed further in note 7, Share-Based Compensation Plans. The expenses for awards under these incentive plans are allocated to the Company based on employee headcount and, in the case of employees supporting both MSI businesses, using the sales allocation methodology.

These employee incentives costs are reflected in Costs of sales, Selling, general and administrative expenses, and Research and development expenditures within the Company’s carve-out statements of operations.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

Basic research

MSI maintains a chief technology office (CTO) which conducts long-term research on behalf of the Parent’s businesses. The costs associated with the CTO are allocated based on an activity-based methodology. These amounts are reflected in Research and development expenditures in the Company’s carve-out statements of operations.

Interest expense, net

This amount includes an allocation of the interest income primarily earned by MSI from the consolidated cash and cash equivalent balances and the investment returns held in the Parent’s investments MSI’s, as well as the interest expense primarily recognized by MSI for its outstanding long-term debt. The allocation is based on the Company’s total assets as a percentage of MSI’s total assets, less cash and cash equivalents and investments, included in the Parent’s consolidated balance sheets. These amounts are reflected in Interest expense, net within Other income (expense), in the Company’s carve-out statements of operations.

(b) Funding Provided by MSI

MSI primarily uses a worldwide centralized approach to cash management and the financing of its operations with all related activity between the Company and MSI reflected as equity transactions in Parent’s net investment in the Company’s carve-out balance sheets. Types of intercompany transactions between the Company and MSI include: (i) cash deposits from the Company’s businesses which are transferred to MSI on a regular basis, (ii) cash borrowings from MSI used to fund operations, capital expenditures, or acquisitions, (iii) charges (benefits) for income taxes, and (iv) allocations of MSI’s corporate expenses as identified above.

MSI maintains a highly leveraged cost model and many of the facilities, manufacturing sites, vendors, and partners are shared among its businesses. Because of these synergies, the complete separation of MSI’s accounts payable was not practicable. Accordingly, for purposes of the Company’s carve-out balance sheets, the Company specifically identified accounts payable outstanding with its largest suppliers of direct materials and performed an allocation to determine the necessary additional accounts payable balance. At December 31, 2013 and 2012, $103 million and $72 million of the Company’s accounts payable balances represent specifically identified payables outstanding with its largest suppliers, respectively. The remaining accounts payable balances of $128 million and $108 million at December 31, 2013 and 2012, respectively, were allocated to the Company’s carve-out balance sheet based on spending patterns and payment terms of the Parent’s vendors. This allocation of accounts payable includes an allocation for indirect expenditures based on the Company’s Selling, general and administrative and Research and development expenses as a percentage of these costs for total MSI. The Company considers the accounts payable allocations to be a reasonable reflection of the Company’s stand-alone liability for the periods presented.

When necessary, MSI has provided the Company funds for its operating cash needs. The Company’s funds in excess of working capital needs have been advanced to MSI. Intercompany accounts are maintained for such borrowings that occur between the Company’s operations and MSI, and are included as a component of Parent’s net investment in the carve-out balance sheet. For purposes of the carve-out statements of cash flows, the Company reflects intercompany activity with the Parent as a financing activity.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

The following is a reconciliation of the amounts presented as Net transfers to MSI on the carve-out statements of business equity to the corresponding amounts presented on the carve-out statements of cash flows:

	2013	2012	2011
Years ended December 31:
Net transfers to MSI per carve-out statements of business equity	$(166)	(25)	(92)
Allocation of stock compensation expense from MSI	(50)	(64)	(57)
Noncash transfers of assets and liabilities to MSI, net*	(26)	(9)	(17)

Net transfers to MSI per carve-out statements of cash flows	$(242)	(98)	(166)

*	Noncash transfers consist primarily of changes in allocated income tax balances, depreciation, and other shared assets and liabilities.

(4) Other Financial Data

Statement of Operations Information

(a) Other Charges

Other charges included in Operating earnings consist of the following:

	2013	2012	2011
Years ended December 31:
Other charges:
Intangibles amortization	$25	28	195
Reorganization of businesses	38	14	18

	$63	42	213

(b) Other Income (Expense)

Interest expense, net, and Other both included in Other income (expense) consist of the following:

	2013	2012	2011
Years ended December 31:
Interest income (expense), net:
Interest expense	$(28)	(21)	(22)
Interest income	4	8	10

	$(24)	(13)	(12)

Other:
Investment impairments	$(2)	(4)	—
Foreign currency loss	(5)	(12)	(1)

	$(7)	(16)	(1)

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

During 2013 and 2012, the Company recorded investment impairment charges of $2 million and $4 million, respectively, representing other-than-temporary declines in the Company’s equity investments.

Balance Sheet Information

(a) Accounts Receivable, Net

Accounts receivable, net, consist of the following:

	2013	2012
December 31:
Accounts receivable	$556	526
Less allowance for doubtful accounts	(3)	(2)

	$553	524

(b) Inventories, Net

Inventories, net, consist of the following:

	2013	2012
December 31:
Finished goods	$75	76
Work-in-process and production materials	153	149

	228	225
Less inventory reserves	(53)	(51)

	$175	174

(c) Other Current Assets

Other current assets consist of the following:

	2013	2012
December 31:
Contractor receivables	$25	13
Contract-related deferred costs	90	97
Other	20	26

	$135	136

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

(d) Property, Plant and Equipment, Net

Property, plant and equipment, net, consist of the following:

	2013	2012
December 31:
Land	$14	15
Building	60	60
Machinery and equipment	186	163

	260	238
Less accumulated depreciation	(145)	(130)

	$115	108

For the years ended December 31, 2013, 2012, and 2011, the Company’s carve-out statements of operations include depreciation expenses of $43 million, $30 million, and $38 million, respectively.

(e) Other Assets

Other assets consist of the following:

	2013	2012
December 31:
Intangible assets	$80	104
Long-term receivables	5	18
Other	9	11

	$94	133

(j) Accrued Liabilities

Accrued liabilities consist of the following:

	2013	2012
December 31:
Deferred revenue	$419	442
Compensation	86	108
Customer reserves	93	66
Other	106	110

	$704	726

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

(g) Other Liabilities

Other liabilities consist of the following:

	2013	2012
December 31:
Supplemental executive retirement plan	$8	9
Deferred income tax liability	10	20
Deferred revenue	140	126
Other	16	21

	$174	176

(h) Accumulated Other Comprehensive Income (Loss)

The following table displays the changes in Accumulated other comprehensive income (loss), net of tax, by component from January 1, 2013 to December 31, 2013:

	Retirement benefit items	Foreign currency translation adjustments	Total
Balance as of December 31, 2012	$—	(2)	(2)
Other comprehensive income before reclassifications	1	3	4
Amounts reclassified from accumulated other comprehensive income	—	—	—

Net current period other comprehensive income	1	3	4

Balance as of December 31, 2013	$1	1	2

(5) Information by Segment and Geographic Region

If the Company had been managed on a stand-alone basis, it would have identified the following as its reportable segments:

Products: The Products segment includes rugged and enterprise-grade mobile computers and tablets, laser/imaging/RFID based data capture products, and WLAN. The segment also includes software and applications that are associated with these products. The Products segment generated approximately 81% of the Company’s 2013 net sales.

Services: The Services segment offerings have historically been primarily related to product support. The Company has expanded its services offerings to also include network integration and network and device management, as well as mobility consulting. Approximately 19% of the Company’s 2013 net sales were generated by the Services segment.

For the years ended December 31, 2013, 2012, and 2011, no single customer accounted for more than 10% of the Company’s net sales.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

Segment Information

	Net sales			Operating earnings
	2013	2012	2011	2013	2012	2011
Years ended December 31:
Products	$2,021	1,984	2,042	119	145	49
Services	459	436	425	54	73	98

	$2,480	2,420	2,467	173	218	147

Total other expense				$(28)	(15)	(13)

Earnings before income taxes				$145	203	134

Asset balances and capital expenditures at the segment level are not routinely reviewed by the chief operating decision maker (CODM) of Enterprise.

Geographic Area Information

	Net sales
	2013	2012	2011
Years ended December 31:
United States	$1,035	1,122	1,172
United Kingdom	163	226	204
France	146	110	106
China	130	110	98
Germany	125	103	120
Other, net of eliminations	881	749	767

	$2,480	2,420	2,467

(6) Income Taxes

Components of earnings before income taxes are as follows:

	2013	2012	2011
Years ended December 31:
United States	$145	154	71
Other nations	—	49	63

	$145	203	134

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

Components of income tax expense are as follows:

	2013	2012	2011
Years ended December 31:
United States	$11	28	117
Other nations	7	13	10
States (U.S.)	4	6	12

Current income tax expense	22	47	139

United States	33	28	(94)
Other nations	(8)	—	11
States (U.S.)	3	2	(9)

Deferred income tax expense (benefit)	28	30	(92)

Total income tax expense	$50	77	47

The Company’s operating results were included in the Parent’s consolidated U.S. federal and certain state income tax returns. The Company’s non-U.S. operations generally filed separate income tax returns; however, in some cases, the operating results were conducted within the Parent’s non-U.S. subsidiaries, which share operations with MSI’s other businesses. The provision for income taxes for the periods presented in the Company’s carve-out financial statements has been determined as if the Company filed tax returns on a stand-alone basis separate from MSI. The Company’s separate return basis taxable income, use of tax carryforwards, and tax positions may not reflect the positions taken or expected to be taken on MSI tax return filings. A portion of the U.S. federal tax losses and tax credits generated and utilized by the Company on a separate return basis remain available for use by MSI. These loss and tax credit carryforwards may differ if the Company operated independently in the future.

The Company evaluates its permanent reinvestment assertions with respect to foreign earnings at each reporting period and, except for certain earnings that the Company intends to reinvest indefinitely due to the capital requirements of the foreign subsidiaries or due to local country restrictions, accrues for the U.S. federal and foreign income tax applicable to the earnings. Undistributed earnings that the Company intends to reinvest indefinitely, and for which no income taxes have been provided, aggregate to approximately $5 million, $10 million, and $25 million at December 31, 2013, 2012, and 2011, respectively. The Company currently has no plans to repatriate the foreign earnings pennanently reinvested, and therefore, the time and manner of repatriation is uncertain; however, given the uncertain repatriation time and manner at December 31, 2013, it is not practicable to estimate the amount of any additional income tax charge on pennanently reinvested earnings. If circumstances change and it becomes apparent that some or all of the pennanently reinvested earnings will be remitted to the U.S. in the foreseeable future, an additional income tax charge may be necessary. On a cash basis, repatriations from the Company’s non-U.S. subsidiaries could require the payment of additional taxes.

The portion of earnings not reinvested indefinitely may be distributed without an additional income tax charge given the U.S. federal and foreign income tax accrued on such undistributed earnings and the utilization of available foreign tax credits.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

Differences between income tax expense computed at the U.S. federal statutory tax rate of 35% and income tax expense (benefit) as reflected in the consolidated statements of operations are as follows:

	2013	2012	2011
Years ended December 31:
Income tax expense at statutory rate	$51	70	47
Taxes on non-U.S. earnings	—	2	1
State income taxes	4	5	2
Other provisions	4	—	1
Research credits	(9)	—	(4)

	$50	77	47

Gross deferred tax assets were $400 million and $423 million at December 31, 2013 and 2012, respectively. Deferred tax assets, net of valuation allowances, were $346 million and $385 million at December 31, 2013 and 2012, respectively. Gross deferred tax liabilities were $84 million and $93 million at December 31, 2013 and 2012, respectively.

Significant components of deferred tax assets (liabilities) are as follows:

	2013	2012
December 31:
Inventory	$5	2
Accrued liabilities and allowances	6	8
Employee benefits	87	102
Capitalized items	24	26
Tax basis differences on investments	3	1
Depreciation tax basis differences on fixed assets	4	11
Undistributed non-U.S. earnings	(3)	(9)
Tax carryforwards	59	41
Warranty and customer reserves	20	18
Deferred revenue and costs	104	113
Valuation allowances	(54)	(38)
Other	7	17

	$262	292

The deferred tax assets and related valuation allowances in the Company’s financial statements have been determined on a separate return basis. The assessment of required valuation allowances requires considerable judgment with respect to benefits that may be realized from future taxable income, as well as consideration of all positive and negative evidence.

At December 31, 2013 and 2012, the Company had valuation allowances of $54 million and $38 million, respectively. The valuation allowances relate to net deferred tax assets of certain non-U.S. subsidiaries, and were determined based on recent cumulative losses and insufficient forecasted future taxable income to utilize the carryforwards. During 2013, the valuation allowance was increased by $16 million for current year tax losses. During 2012, the valuation allowance was increased as part of purchase accounting.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

The Company believes that the remaining deferred tax assets are more-likely than-not to be realizable based on estimates of future taxable income and the implementation of tax planning strategies.

Tax carryforwards are as follows:

	Gross tax loss	Tax effected	Expiration period
December 31, 2013:
United States:
Net operating losses	$6	$2	2018-2021
State tax credits	—	$7	Unlimited
Non-U.S. subsidiaries:
Canada tax losses	64	17	Unlimited
United Kingdom tax losses	25	5	Unlimited
Canada tax credits	—	28	2019-2033

		$59

The Company had unrecognized tax benefits of $13 million and $8 million at December 31, 2013 and 2012, respectively, of which approximately $9 million and $6 million, respectively, if recognized, would affect the effective tax rate, net of resulting changes to valuation allowances.

A roll forward of unrecognized tax benefits is as follows:

	2013	2012
Balance at January 1	$8	8
Additions based on tax positions related to current year	3	—
Additions for tax positions of prior years	2	1
Settlements and agreements	—	(1)

Balance at December 31	$13	8

During 2013, the Company increased its current year unrecognized tax benefits by $3 million and increased its prior year unrecognized tax benefits by $2 million for facts that indicate the extent to which certain tax positions are more-likely than-not of being sustained.

The Company’s U.S. operations are included in MSI’s U.S. federal consolidated income tax returns. The Internal Revenue Service (IRS) is currently examining the MSI 2010 and 2011 tax years. The Company also has several state and non-U.S. audits pending. A summary of open tax years by major jurisdiction is presented below:

Jurisdiction	Tax years
United States	2008-2013
Canada	2006-2013
India	2004-2013
Mexico	2008-2013

Although the final resolution of the Company’s global tax disputes is uncertain, based on current information, in the opinion of the Company’s management, the ultimate disposition of these matters will not have

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

a material adverse effect on the Company’s financial position, liquidity, or results of operations. However, an unfavorable resolution of the Company’s global tax disputes could have a material adverse effect on the Company’s financial position, liquidity, or results of operations in the periods in which the matters are ultimately resolved.

Based on the potential outcome of the Parent’s global tax examinations, the expiration of the statute of limitations for specific jurisdictions, or the continued ability to satisfy tax incentive obligations, it is reasonably possible that the unrecognized tax benefits will change within the next twelve months. The associated net tax impact on the effective tax rate, exclusive of valuation allowance changes, is estimated to be in the range of a $6 million tax benefit to a $3 million tax charge, with cash payments not to exceed $5 million.

The Company records interest and penalties associated with unrecognized tax benefits as a component of interest expense and other expenses, respectively. At December 31, 2013, the Company had $1 million accrued for interest and $2 million accrued penalties on unrecognized tax benefits. At December 31, 2012, the Company had $2 million and $2 million accrued for interest and penalties, respectively, on unrecognized tax benefits.

(7) Share-Based Compensation Plans

MSI maintains several stock incentive plans for the benefit of its officers, directors, and employees, including the Company’s employees. The following disclosures represent the full MSI footnote disclosure for informational purposes. The Company’s carve-out statements of operations include an allocation of compensation expense for these stock incentives as discussed in note 3, Relationship with Motorola Solutions, Inc. However, all related equity account balances are reflected in MSI’s consolidated statements of stockholders’ equity and have not been reflected in the Company’s carve-out balance sheets.

Furthermore, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that the Company would have experienced as a stand-alone company for the periods presented.

(a) Stock Options, Stock Appreciation Rights, and Employee Stock Purchase Plan

MSI grants options to acquire shares of its common stock to certain employees and to existing option holders of acquired companies in connection with the merging of option plans following an acquisition. Each option granted and stock appreciation right has an exercise price of no less than 100% of the fair market value of MSI’s common stock on the date of the grant. The awards have a contractual life of five to fifteen years and vest over two to four years. Stock options and stock appreciation rights assumed or replaced with comparable stock options or stock appreciation rights in conjunction with a change in control of MSI only become exercisable if the holder is also involuntarily terminated (for a reason other than cause) or quits for good reason within 24 months of a change in control.

MSI’s employee stock purchase plan allows eligible participants to purchase shares of its common stock through payroll deductions of up to 20% of eligible compensation on an after-tax basis. Plan participants cannot purchase more than $25,000 of stock in any calendar year. The price an employee pays per share is 85% of the lower of the fair market value of the Parent’s stock on the close of the first trading day or last trading day of the

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

purchase period. The plan has two purchase periods, the first from October 1 through March 31 and the second from April 1 through September 30. For the years ended December 31, 2013, 2012, and 2011, employees purchased 1.5 million, 1.4 million, and 2.2 million shares, respectively, at purchase prices of $43.02 and $50.47, $34.52 and $42.96, and $30.56 and $35.61, respectively.

MSI calculates the value of each employee stock option, estimated on the date of grant, using the Black-Scholes option pricing model. The weighted average estimated fair value of employee stock options granted during 2013, 2012, and 2011 was $9.52, $9.60, and $13.25, respectively, using the following weighted average assumptions:

	2013	2012	2011
Expected volatility	22.1%	24.0%	28.8%
Risk-free interest rate	0.9	0.8	2.1
Dividend yield	2.4	2.2	—
Expected life (years)	5.9	6.1	6.0

MSI uses the implied volatility for traded options on its stock as the expected volatility assumption required in the Black-Scholes model. The selection of the implied volatility approach was based upon the availability of actively traded options on MSI’s stock and management’s assessment that implied volatility is more representative of future stock price trends than historical volatility.

The risk-free interest rate assumption is based upon the average daily closing rates during the year for U.S. Treasury notes that have a life which approximates the expected life of the option. The dividend yield assumption is based on MSI’s future expectation of dividend payouts. The expected life of employee stock options represents the average of the contractual term of the options and the weighted average vesting period for all option tranches.

MSI has applied forfeiture rates, estimated based on historical data, of 10%-50% to the option fair values calculated by the Black-Scholes option pricing model. These estimated forfeiture rates are applied to grants based on their remaining vesting term and may be revised in subsequent periods if actual forfeitures differ from these estimates.

Stock option activity for the Parent during the year ended December 31, 2013 was as follows (in thousands, except exercise price and employee data):

	Shares subject to options	Weighted average exercise price
Year ended December 31, 2013:
Options outstanding at January 1	13,132	$70
Options granted	1,652	57
Options exercised	(2,950)	31
Options terminated, cancelled, or expired	(897)	65

Options outstanding at December 31	10,937	79

Options exercisable at December 31	7,628	$91
Approximate number of employees granted options	123	—

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

At December 31, 2013, the Parent had $23 million of total unrecognized compensation expense, net of estimated forfeitures, related to stock option plans and the employee stock purchase plan that will be recognized over the weighted average period of approximately two years. Cash received by the Parent from stock option exercises and the employee stock purchase plan was $165 million, $133 million, and $192 million for the years ended December 31, 2013, 2012, and 2011, respectively. The total intrinsic value of options exercised during the years ended December 31, 2013, 2012, and 2011 was $85 million, $59 million, and $73 million, respectively. The aggregate intrinsic value for options outstanding and exercisable as of December 31, 2013 was $170 million and $116 million, respectively, based on a December 31, 2013 stock price of $67.50 per share.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2013 (in thousands, except exercise price and years):

	Options outstanding			Options exercisable
	No. of options	Weighted average exercise price	Weighted average contractual life (in years)	No. of options	Weighted average exercise price
Exercise price range:
Under $30	1,416	$27	6	1,416	27
$30-$40	2,515	39	6	1,828	39
$41-$50	401	45	7	188	45
$51-$60	2,467	54	9	173	52
$61-$70	783	67	2	668	67
$71-$80	219	74	3	219	74
$81 and over	3,136	161	1	3,136	161

	10,937			7,628

As of December 31, 2013, the weighted average contractual life for options outstanding and exercisable was five and four years, respectively.

(b) Restricted Stock and Restricted Stock Units

RS and RSU grants consist of shares or the rights to shares of the Parent’s common stock, which are awarded to employees and non employee directors. The grants are restricted such that they are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the employee. Shares of RS and RSUs assumed or replaced with comparable shares of RS or RSUs in conjunction with a change in control will only have the restrictions lapse if the holder is also involuntarily terminated (for a reason other than cause) or quits for good reason within 24 months of a change in control.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

RS and RSU activity for the Parent during the year ended December 31, 2013 was as follows (in thousands, except fair value and employee data):

	RS and RSU	Weighted average grant date fair value
Year ended December 31, 2013:
RS and RSU outstanding at January 1	6,299	$41
Granted	1,558	54
Vested	(3,610)	38
Terminated, canceled or expired	(519)	45

RS and RSU outstanding at December 31	3,728	49

Approximate number of employees granted RSUs	2,295	—

At December 31, 2013, the Parent had unrecognized compensation expense related to RS and RSUs of $107 million, net of estimated forfeitures, expected to be recognized over the weighted average period of approximately two years. The total fair value of RS and RSU shares vested during the years ended December 31, 2013, 2012, and 2011 was $138 million, $144 million, and $146 million, respectively. The aggregate fair value of outstanding RS and RSUs as of December 31, 2013 was $252 million.

(c) Total Share-Based Compensation Expense

Compensation expense allocated from the Parent to the Company for employee stock options, stock appreciation rights, employee stock purchase plans, RS and RSUs was as follows:

	2013	2012	2011
Years ended December 31:
Share-based compensation expense included in:
Costs of sales	$7	9	7
Selling, general and administrative expenses	30	39	38
Research and development expenditures	13	16	12

Share-based compensation expense included in operating earnings	50	64	57
Tax benefit	(16)	(20)	(18)

Share-based compensation expense, net of tax	$34	44	39

(8) Commitments and Contingencies

(a) Lease Obligations

The Company leases certain office, factory and warehouse space, land, and information technology and other equipment under principally noncancelable operating leases. Rental expense, net of sublease income, for the years ended December 31, 2013, 2012, and 2011 was $12 million, $8 million, and $11 million, respectively.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

At December 31, 2013, future minimum lease obligations, net of minimum sublease rentals, for the next five years and beyond are as follows:

Year:
2014	$10
2015	7
2016	7
2017	6
2018	4
Beyond	12

(b) Purchase Obligations

During the normal course of business, in order to manage manufacturing lead times and help ensure adequate component supply, the Company enters into agreements with contract manufacturers and suppliers that either allow them to procure inventory based upon criteria as defined by the Company or establish the parameters defining the Company’s requirements. As of December 31, 2013, the Company had entered into firm, noncancelable, and unconditional commitments under such arrangements through 2015. The Company expects to make total payments of $32 million under these arrangements as follows: $31 million in 2014 and $1 million in 2015. In addition, the Parent enters into such arrangements that cover all of its global operations. A portion of these arrangements include activities of the Company but are not separately identifiable.

The Parent outsources certain corporate functions, such as benefit administration and IT-related services. These contracts are expected to expire in 2017. The remaining payments under these contracts are approximately $485 million over the remaining life of the contracts; however, these contracts can be terminated. Termination would result in a penalty substantially less than the remaining annual contract payments. The Parent would also be required to find another source for these services, including the possibility of performing them in-house. As discussed in note 3, Relationship with Motorola Solutions, Inc., the Company benefits from these global arrangements and a portion of these arrangements and the related charges would need to be replicated for Enterprise on a stand-alone basis.

(c) Legal

The Company is a defendant in various suits, claims, and investigations that arise in the normal course of business. While the outcome of these matters is currently not determinable, the Company does not expect that the ultimate disposition of these matters will have a material adverse effect on the Company’s financial position, liquidity, or results of operations.

(d) Indemnifications

The Company is a party to a variety of agreements pursuant to which it is obligated to indemnify the other party with respect to certain matters. In indemnification cases, payment by the Company is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow the Company to challenge the other party’s claims. In some instances, the Company may have recourse against third parties for certain payments made by the Company.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

In addition, the Company may provide indemnifications for losses that result from the breach of general warranties contained in certain commercial and intellectual property agreements. Historically, the Company has not made significant payments under these agreements.

(9) Reorganization of Businesses

The Parent maintains a formal Involuntary Severance Plan (the Severance Plan), which permits it to offer eligible employees, including employees of the Company, severance benefits based on years of service and employment grade level in the event that employment is involuntarily terminated as a result of a reduction-in-force or restructuring. The Severance Plan includes defined formulas to calculate employees’ termination benefits. In addition to the Severance Plan, during the year ended December 31, 2013, the Parent accepted voluntary applications to its Severance Plan from a defined subset of employees within the United States. Voluntary applicants received termination benefits based on the formulas defined in the Severance Plan; however, termination benefits, which are normally capped at six months of salary, were capped at a full year’s salary.

The Parent recognizes termination benefits based on formulas per the Severance Plan at the point in time that future settlement is probable and can be reasonably estimated based on estimates prepared at the time a restructuring plan is approved by management. Exit costs consist of future minimum lease payments on vacated facilities and other contractual terminations. At each reporting date, the Parent evaluates its accruals for employee separation and exit costs to ensure the accruals are still appropriate. In certain circumstances, accruals are no longer needed because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Parent and did not receive severance, or were redeployed due to circumstances not foreseen when the original plans were approved. In these cases, the Parent reverses accruals through the consolidated statements of operations where the original charges were recorded when it is determined they are no longer needed.

The Parent manages the accrual for reorganization of business charges on a global consolidated basis. As such, the accrual related to the Company’s employees will remain with the parent and has been excluded from the Company’s carve-out balance sheets.

(a) 2013 Charges

During 2013, the Parent implemented various productivity improvement plans aimed at achieving long term, sustainable profitability by driving efficiencies and reducing operating costs. Both of the Company’s segments were impacted by these plans. The employees affected were located in all geographic regions.

During 2013, the Parent recorded net reorganization of business charges of $133 million, including $26 million of charges in Costs of sales and $107 million of charges under Other charges in the Parent’s consolidated statements of operations. Included in the aggregate $133 million are charges of $146 million for employee separation costs and $3 million for exit costs, partially offset by $16 million of reversals for accruals no longer needed. Of the total employee separation costs recognized during the year, $52 million related to approximately 450 voluntary applicants.

Of the Parent’s recorded net reorganization of business charges of $133 million in 2013, $47 million was associated with the Company, which was all related to employee separation costs.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

The following table displays the net charges allocated to the Company’s segments using the sales allocation methodology:

2013
Year ended December 31:
Products	$38
Services	9
$47

(b) 2012 Charges

During 2012, the Parent implemented various productivity improvement plans aimed at achieving long term, sustainable profitability by driving efficiencies and reducing operating costs. Both of the Company’s segments were impacted by these plans. The employees affected were located in all geographic regions.

During 2012, the Parent recorded net reorganization of business charges of $50 million, including $9 million of charges in Costs of sales and $41 million of charges under Other charges in the Parent’s consolidated statements of operations. Included in the aggregate, $50 million are charges of (i) $54 million for employee separation costs and (ii) $7 million for building impairments, partially offset by $11 million of reversals for accruals no longer needed.

Of the Parent’s recorded net reorganization of business charges of $50 million in 2012, $17 million was associated with the Company, which was all related to employee separation costs.

The following table displays the net charges allocated to the Company’s segments using the sales allocation methodology:

2012
Year ended December 31:
Products	$14
Services	3

$17

(c) 2011 Charges

During 2011, the Parent implemented various productivity improvement plans aimed at achieving long term, sustainable profitability by driving efficiencies and reducing operating costs. Both of the Company’s segments were impacted by these plans. The employees affected were located in all geographic regions.

The Parent recorded net reorganization of business charges of $58 million, including $6 million of charges in Costs of sales and $52 million of charges under Other charges in the Parent’s consolidated statements of operations. Included in the aggregate $58 million are charges of $41 million for employee separation costs and $19 million for exit costs, partially offset by $2 million of reversals for accruals no longer needed.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

Of the Parent’s recorded net reorganization of business charges of $58 million in 2011, $18 million was associated with the Company, which was all related to employee separation costs.

The following table displays the net charges allocated to the Company’s segments using the sales allocation methodology:

2011
Year ended December 31:
Products	$15
Services	3

$18

(10) Acquisitions, Intangible Assets, and Goodwill

(a) Acquisitions

The Company accounts for acquisitions using purchase accounting with the results of operations for each acquiree included in the Company’s carve-out financial statements for the period subsequent to the date of acquisition.

In October 2012, the Company acquired Psion PLC (Psion), a London-based public company listed on the London Stock Exchange, which designs and manufactures mobile handheld computers for commercial and industrial applications, for $209 million in cash. The Company recorded $35 million of net tangible assets, $82 million of non-tax deductible goodwill, and $92 million in identifiable intangible assets. Intangible assets are included in Other assets in the Company’s carve-out balance sheets. The intangible assets are being amortized over periods ranging from three to ten years on a straight-line basis. The results of operations of Psion have been included in the Company’s carve-out financial statements subsequent to the date of acquisition within the Products segment. The pro forma effects of this acquisition was not significant.

The Company did not have any significant acquisitions during the years ended December 31, 2013 and 2011.

(b) Intangible Assets

Amortized intangible assets comprised the following:

	2013		2012
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
December 31:
Intangible assets:
Completed technology	$633	614	633	608
Patents	274	274	274	274
Customer-related	195	138	195	120
Licensed technology	10	10	10	10
Trade names, trademarks, and other	87	83	86	82

	$1,199	1,119	1,198	1,094

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

Amortization expense on intangible assets, which is included within Other charges in the statements of operations, was $25 million, $28 million, and $195 million for the years ended December 31, 2013, 2012, and 2011, respectively. As of December 31, 2013, future amortization expense is estimated to be $24 million in 2014, $19 million in 2015, $17 million in 2016, $13 million in 2017, and $6 million in 2018.

Amortized intangible assets, excluding goodwill, by segment are as follows:

	2013		2012
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
December 31:
Products	$1,147	1,078	1,146	1,057
Services	52	41	52	37

	$1,199	1,119	1,198	1,094

(c) Goodwill

The following table displays a rollforward of the carrying amount of goodwill by segment from January 1, 2012 to December 31, 2013:

	Products	Services	Total
Balance as of January 1, 2012:
Aggregate goodwill acquired	$1,918	400	2,318
Accumulated impairment losses	(1,035)	(216)	(1,251)

Goodwill, net of impairment losses	$883	184	1,067

Goodwill acquired	$63	19	82
Balance as of December 31, 2012:
Aggregate goodwill acquired/disposed	$1,981	419	2,400
Accumulated impairment losses	(1,035)	(216)	(1,251)

Goodwill, net of impairment losses	$946	203	1,149

Purchase accounting tax adjustments	$(2)	—	(2)
Foreign currency	2	—	2
Balance as of December 31, 2013:
Aggregate goodwill acquired	$1,981	419	2,400
Accumulated impairment losses	(1,035)	(216)	(1,251)

Goodwill, net of impairment losses	$946	203	1,149

The Company conducted its annual assessment of goodwill for impairment for the years ended December 31, 2013 and 2012 at a hypothetical reporting unit level as if the Company was managed on a stand-alone basis. A reporting unit is an operating segment or one level below an operating segment. The Company has determined that on a stand-alone basis the Mobile Computing, Data Capture, WLAN, and Services product lines would each meet the definition of a reporting unit.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions Inc.)

Notes to Carve-out Financial Statements

December 31, 2013 and 2012

(Dollars in millions, except as noted)

The goodwill impairment test for both years was performed using the qualitative assessment to determine whether it was more-likely than-not that the fair value of each reporting unit was less than its carrying amount as of December 31, 2013 and 2012. In performing this qualitative assessment, the Company assessed relevant events and circumstances including macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, changes in share price, and entity-specific events. In addition, the Company considered the fair value derived in conjunction with the 2013 and 2010 goodwill impairment tests, performed by the Parent, which included full step one fair value analysis for the Parent’s reporting units including the Enterprise reporting unit, which encompasses the Company. The Company did a qualitative analysis which compared these prior values of the Enterprise reporting unit against the current carrying value of each reporting unit noting fair value significantly exceeded carrying values for all four reporting units. The Company performed a sensitivity analysis on the fair value determined for each of the hypothetical reporting units in conjunction with the 2013 and 2010 goodwill impairment tests of the Parent for changes in significant assumptions including the weighted average cost of capital and changes in expected cash flows.

For 2013 and 2012, the Company concluded it was more-likely than-not that the fair value of each reporting unit exceeded its carrying value. Therefore, the two-step goodwill impairment test was not required.

Differences in the Company’s future cash flows, operating results, growth rates, capital expenditures, cost of capital and discount rates as compared to the estimates for the purpose of calculating the fair value of each reporting unit, as well as a decline in macroeconomic conditions, the industry, the market, and overall financial performance of the Company, could affect the results of the Company’s goodwill assessment.

(11) Subsequent Events

On February 19, 2014, the Parent entered into an arrangement to transfer ownership of the Reynosa, Mexico manufacturing facility including the building, land, equipment, inventory, and employees to a contract manufacturer. As a result of this agreement, the Company recognized the impairment loss of $6.4 million subsequent to December 31, 2013. Finalization of the agreement, including determining the ultimate purchase price, is pending the completion of a third party valuation of the land and building, which is expected to be completed in early April 2014. The transaction is expected to close on April 28, 2014.

The Company has evaluated subsequent events through April 4, 2014, the date the financial statements were available to be issued.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Condensed Carve-out Balance Sheets

(Dollars in millions)

(Unaudited)

	June 28, 2014	December 31, 2013
Assets
Accounts receivable, net	$468	553
Inventories, net	215	175
Deferred income taxes	135	146
Other current assets	134	135

Total current assets	952	1,009
Property, plant and equipment, net	94	115
Investments	20	17
Deferred income taxes	125	127
Goodwill	1,151	1,149
Other assets	103	94

Total assets	$2,445	2,511

Liabilities and Business Equity
Accounts payable	$178	231
Accrued liabilities	679	704

Total current liabilities	857	935

Other liabilities	181	174
Business equity:
Parent’s net investment	1,394	1,400
Accumulated other comprehensive income	13	2

Total business equity	1,407	1,402

Total liabilities and business equity	$2,445	2,511

See accompanying notes to condensed carve-out financial statements (unaudited).

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Condensed Carve-out Statements of Operations

(Dollars in millions)

(Unaudited)

	Three months ended		Six months ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net sales from products	$435	499	890	969
Net sales from services	120	117	235	226

Net sales	555	616	1,125	1,195

Costs of product sales	229	256	459	501
Costs of services sales	75	75	150	147

Costs of sales	304	331	609	648

Gross margin	251	285	516	547
Selling, general and administrative expenses	144	152	282	308
Research and development expenditures	70	74	140	150
Other charges	23	13	34	23

Operating earnings	14	46	60	66

Other expense:
Interest expense, net	(6)	(7)	(12)	(12)
Loss on sale of business, net	(1)	—	(1)	—
Other	(3)	(7)	(4)	—

Total other expense	(10)	(14)	(17)	(12)

Earnings before income taxes	4	32	43	54
Income tax expense	3	12	18	16

Net earnings	$1	20	25	38

See accompanying notes to condensed carve-out financial statements (unaudited).

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Condensed Carve-out Statements of Comprehensive Income

(Dollars in millions)

(Unaudited)

	Three months ended		Six months ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net earnings	$1	20	25	38
Foreign currency translation adjustments	10	29	11	23

Total other comprehensive income	10	29	11	23

Comprehensive income	$11	49	36	61

See accompanying notes to condensed carve-out financial statements (unaudited).

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Condensed Carve-out Statement of Business Equity

(Dollars in millions)

(Unaudited)

	Parent’s net investment	Accumulated other comprehensive income
Balance as of December 31, 2013	$1,400	2
Net earnings	25	—
Net transfers to Motorola Solutions, Inc.	(31)	—
Foreign currency translation adjustment	—	11

Balance as of June 28, 2014	$1,394	13

See accompanying notes to condensed carve-out financial statements (unaudited).

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Condensed Carve-out Statements of Cash Flows

(Dollars in millions)

(Unaudited)

	Six months ended
	June 28, 2014	June 29, 2013
Operating:
Net earnings	$25	38
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	32	33
Noncash other charges	5	2
Share-based compensation expense	21	25
Loss on sales of investments and businesses, net	1	—
Deferred income taxes	12	31
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	85	56
Inventories	(40)	(2)
Other current assets	1	23
Accounts payable and accrued liabilities	(79)	(98)
Other assets and liabilities	(25)	(6)

Net cash provided by operating activities	38	102

Investing:
Acquisitions and investments, net	(4)	(4)
Proceeds from sale of business	27	—
Capital expenditures	(11)	(11)

Net cash provided by (used for) investing activities	12	(15)

Financing:
Net transfers to Motorola Solutions, Inc.	(63)	(114)

Net cash used for financing activities	(63)	(114)
Effect of exchange rate changes on cash and cash equivalents	13	27

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$—	—

See accompanying notes to condensed carve-out financial statements (unaudited).

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Notes to Condensed Carve-out Financial Statements

June 28, 2014 and December 31, 2013

(Dollars in millions, except as noted)

(Unaudited)

(1) Background and Basis of Presentation

Background

The Enterprise Business (Enterprise or the Company) includes rugged and enterprise-grade mobile computers and tablets, laser/imaging/radio frequency identification (RFID) based data capture products, wireless local area network (WLAN) and the software and applications that are associated with these products. Enterprise service revenues include maintenance, integration, and device and network management. These products and services are sold to a wide range of customers, principally those in retail, transportation and logistics, including warehouse and distribution centers, manufacturing, hospitality, energy and utilities, education and healthcare. These customers operate a large and diverse mobile workforce and are continuously focused on improving their operations through greater employee efficiency, greater asset visibility and superior customer service.

Basis of Presentation

The accompanying condensed carve-out financial statements principally represent the Enterprise segment of Motorola Solutions, Inc. (MSI or the Parent), not including the integrated digital enhanced network infrastructure (iDEN) product line and related services, included in the condensed consolidated financial statements and accounting records of Motorola Solutions, Inc., and have been prepared as though Enterprise had been operating as a separate, stand-alone business.

The Company was not operating as a separate legal entity within MSI. Accordingly, these financial statements have been prepared on a carve-out basis. The condensed carve-out financial statements have been derived from the condensed consolidated financial statements and accounting records of MSI, using the historical results of operations, and historical basis of assets and liabilities of the Company’s businesses. The historical financial statements also include allocations of certain MSI shared expenses. Management believes the assumptions and methodologies underlying the allocation of shared expenses from MSI are reasonable in depicting the Company as a separate, stand-alone business; however, such expenses may not be indicative of the actual level of expense that would have been incurred by the Company if it had operated as an independent company or of the costs expected to be incurred in the future. As such, the carve-out financial statements included herein may not necessarily reflect the Company’s results of operations, financial position or cash flows in the future or what its results of operations, financial position or cash flows would have been had the Company been a stand-alone entity during the periods presented.

Since a direct ownership relationship did not exist among all the various worldwide entities comprising the Company, MSI’s net investment in the Company is presented as Parent’s net investment, rather than stockholders’ equity, in the condensed carve-out balance sheets. Intercompany transactions and balances have been eliminated.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) have been condensed or omitted. These condensed carve-out financial statements should be read in conjunction with the attached audited annual carve-out financial statements of the Company as of December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012, and 2011. The results of operations for the three and six months periods ended June 28, 2014 are not necessarily indicative of the operating results to be expected for the full year.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Notes to Condensed Carve-out Financial Statements

June 28, 2014 and December 31, 2013

(Dollars in millions, except as noted)

(Unaudited)

The condensed carve-out financial statements are prepared in accordance with generally accepted accounting principles (GAAP) in the United States of America (U.S.) which require management to make certain estimates and assumptions about future events that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

On April 14, 2014, the Parent entered into a Master Acquisition Agreement (the Acquisition Agreement) with Zebra Technologies Corporation to sell the Enterprise business for $3.45 billion in cash. The transaction is expected to close by the end of 2014.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” This new standard will replace most existing revenue recognition guidance in U.S. GAAP. The core principle of the ASU is that an entity should recognize revenue for the transfer of goods or services equal to the amount it expects to receive for those goods and services. The ASU requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and estimates and changes in those estimates. The ASU will be effective for the Company beginning January I, 2017, and allows for both retrospective and modified-retrospective methods of adoption. The Company is in the process of determining the method of adoption it will elect and is currently assessing the impact of this ASU on its carve-out financial statements and footnote disclosures.

(2) Relationship with Motorola Solutions, Inc.

Allocation of Shared Expenses

The condensed carve-out statements of operations include expense allocations for certain corporate functions and shared resources historically provided by MSI. The following table presents the expense allocations reflected in the Company’s condensed carve-out statements of operations:

	Three months ended		Six months ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Leveraged services expenses, including employee benefits	$51	57	108	115
Employee incentives	11	22	30	50
Basic research	3	3	6	6
Interest expense, net	6	7	12	12

	$71	89	156	183

The Company and MSI consider these leveraged services expenses including employee benefit costs, employee incentives, basic research and interest expense allocations to be a reasonable reflection of the utilization of services provided.

Leveraged services expenses, including employee benefits: Leveraged services expenses represent costs, including fringe benefit costs, related to corporate functions such as information technology (IT), real estate, accounting, treasury, tax, legal, human resources and other services.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Notes to Condensed Carve-out Financial Statements

June 28, 2014 and December 31, 2013

(Dollars in millions, except as noted)

(Unaudited)

In the Parent’s consolidated financial statements, fringe benefit costs are allocated across all MSI departments based on employee headcount. These fringe benefit costs include group health care costs and 401(k) matching contributions. The total cost of leveraged departments is allocated to the Company based on the level of services received by the Company in proportion to the total services provided by each functional area. These allocations are reflected in Costs of sales, Selling, general and administrative expenses and Research and development expenditures in the Company’s condensed carve-out statements of operations.

The allocation of IT costs, including related depreciation and fringe benefit costs, is done on a formula based on the number of system users, activity-based metrics, and a percent of sales. The allocation of the cost of all other services is based on the Company’s sales as a percent of total MSI sales (the sales allocation methodology).

In addition to these shared services, the Company benefits from other leveraged MSI resources, including facilities. MSI owns and leases a number of facilities throughout the world. MSI identifies a landlord for each facility based on the primary resident of the facility. For facilities where the Company occupies space within the facility, but is not the landlord of the facility, costs, including depreciation, are allocated to the Company based on the estimated square footage occupied by the Company’s employees as a percentage of the total square footage of the facility. These costs are included in Cost of sales, Selling, general and administrative expenses and Research and development expenditures in the Company’s condensed carve-out statements of operations.

In addition to the allocation of these shared costs, the Company’s condensed carve-out statements of operations include an allocation of the costs of the MSI Postretirement Health Care Benefits Plan (MSI Retiree Health Plan). Under the MSI Retiree Health Plan, certain retiree medical benefits are available to eligible U.S. employees meeting specified age and service requirements upon termination of employment. For 2013, the Parent’s plan resulted in a net periodic pension credit, which was allocated to Enterprise based on the sales allocation methodology. MSI manages this plan on a consolidated basis. The Company’s portion of the MSI Retiree Health Plan’s assets and liabilities are not readily identifiable. As such, the related net liability has been excluded from the Company’s condensed carve-out balance sheets.

Employee incentives: Employee incentives include the costs of the Company’s employees’ participation in the MSI annual incentive plan, MSI Long-Range Incentive Plan (LRIP), and share-based compensation programs. The MSI annual incentive plan provides eligible employees with an annual payment calculated as a percentage of an employee’s eligible earnings, paid in the year after the close of the current calendar year, if specified business goals and individual performance targets are met. The LRIP rewards participating elected officers for MSI’s achievement of specified business goals during the period, based on a single performance objective measured over a three-year period. The Parent’s share-based compensation programs are discussed further in Note 6, Share-Based Compensation Plans. The expenses for awards under these incentive plans are allocated to the Company based on employee headcount and, in the case of employees supporting both MSI businesses, using the sales allocation methodology.

These employee incentives costs are reflected in Costs of sales, Selling, general and administrative expenses and Research and development expenditures within the Company’s condensed carve-out statements of operations.

Basic research: MSI maintains a chief technology office (CTO) which conducts long-term research on behalf of the Parent’s businesses. The costs associated with the CTO are allocated based on an activity-based methodology. These amounts are reflected in Research and development expenditures in the Company’s condensed carve-out statements of operations.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Notes to Condensed Carve-out Financial Statements

June 28, 2014 and December 31, 2013

(Dollars in millions, except as noted)

(Unaudited)

Interest expense, net: This amount includes an allocation of the interest income primarily earned by MSI from the consolidated cash and cash equivalent balances and the investment returns held in MSI’s Sigma Fund, when applicable, as well as the interest expense primarily recognized by MSI for its outstanding long-term debt. The allocation is based on the Company’s total assets as a percentage of MSI’s total assets, less cash and cash equivalents and Sigma Fund, included in the Parent’s consolidated balance sheets. These amounts are reflected in Interest expense, net within Other expense in the Company’s condensed carve-out statements of operations.

Funding Provided by MSI

MSI primarily uses a worldwide centralized approach to cash management and the financing of its operations with all related activity between the Company and MSI reflected as equity transactions in Parent’s net investment in the Company’s condensed carve-out balance sheets. Types of intercompany transactions between the Company and Motorola Solutions, Inc. include: (i) cash deposits from the Company’s businesses, which are transferred to MSI on a regular basis, (ii) cash borrowings from MSI used to fund operations, capital expenditures, or acquisitions, (iii) charges (benefits) for income taxes, and (iv) allocations of MSI’s corporate expenses as identified above.

MSI maintains a highly leveraged cost model and many of the facilities, manufacturing sites, vendors, and partners are shared among its businesses. Because of these synergies, the complete separation of MSI’s accounts payable was not practicable. Accordingly, for purposes of the Company’s condensed carve-out balance sheets, the Company specifically identified accounts payable outstanding with its largest suppliers of direct materials and performed an allocation to determine the necessary additional accounts payable balance. At June 28, 2014 and December 31, 2013, $59 million and $103 million of the Company’s accounts payable balances represent specifically identified payables outstanding with its largest suppliers. The remaining accounts payable balances of $119 million and $128 million at June 28, 2014 and December 31, 2013, respectively, were allocated to the Company’s condensed carve-out balance sheets based on spending patterns and payment terms of the Parent’s vendors. This allocation of accounts payable includes an allocation for indirect expenditures based on the Company’s Selling, general and administrative and Research and development expenses as a percentage of these costs for total MSI. The Company considers the accounts payable allocations to be a reasonable reflection of the Company’s stand-alone liability for the periods presented.

When necessary, MSI has provided the Company funds for its operating cash needs. The Company’s funds in excess of working capital needs have been advanced to MSI. Intercompany accounts are maintained for such borrowings that occur between the Company’s operations and MSI. For purposes of the condensed carve-out statements of cash flows, the Company reflects intercompany activity with the Parent as a financing activity.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Notes to Condensed Carve-out Financial Statements

June 28, 2014 and December 31, 2013

(Dollars in millions, except as noted)

(Unaudited)

The following is a reconciliation of the amounts presented as Net transfers from MSI on the condensed carve-out statement of business equity to the corresponding amounts presented on the condensed carve-out statements of cash flows:

Six months ended June 28, 2014
Net transfers to MSI per condensed carve-out statement of business equity	$(31)
Allocation of stock compensation expense from MSI	(21)
Noncash transfers of assets and liabilities from MSI, net*	(11)

Net transfers to MSI per condensed carve-out statements of cash flows	$(63)

*	Noncash transfers consist primarily of changes in allocated income tax balances and other shared assets and liabilities.

(3) Other Financial Data

Statement of Operations Information

Other Charges

Other charges included in Operating earnings consist of the following:

	Three months ended		Six months ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Other charges:
Intangibles amortization	$6	6	10	12
Reorganization of businesses	11	7	18	11
Transaction-related fees	6	—	6	—

	$23	13	34	23

Other Expense

Interest expense, net, and Other both included in Other expense consist of the following:

	Three months ended		Six months ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Interest income (expense), net:
Interest expense	$(7)	(8)	(14)	(14)
Interest income	1	1	2	2

	$(6)	(7)	(12)	(12)

Other:
Investment impairments	$(3)	(2)	(3)	(2)
Foreign currency gain (loss)	—	(5)	(1)	2

	$(3)	(7)	(4)	—

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Notes to Condensed Carve-out Financial Statements

June 28, 2014 and December 31, 2013

(Dollars in millions, except as noted)

(Unaudited)

Balance Sheet Information

Accounts Receivable, Net

Accounts receivable, net, consists of the following:

	June 28, 2014	December 31, 2013
Accounts receivable	$472	556
Less allowance for doubtful accounts	(4)	(3)

	$468	553

Inventories, Net

Inventories, net, consist of the following:

	June 28, 2014	December 31, 2013
Finished goods	$139	75
Work in process and production materials	141	153

	280	228
Less inventory reserves	(65)	(53)

	$215	175

Other Current Assets

Other current assets consist of the following:

	June 28, 2014	December 31, 2013
Contractor receivables	$25	25
Contract-related deferred costs	91	90
Other	18	20

	$134	135

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Notes to Condensed Carve-out Financial Statements

June 28, 2014 and December 31, 2013

(Dollars in millions, except as noted)

(Unaudited)

Property, Plant and Equipment, Net

Property, plant and equipment, net, consists of the following:

	June 28, 2014	December 31, 2013
Land	$10	14
Building	57	60
Machinery and equipment	149	186

	216	260
Less accumulated depreciation	(122)	(145)

	$94	115

Depreciation expense was $11 million for both the three months ended June 28, 2014 and June 29, 2012. Depreciation expense for the six months ended June 28, 2014 and June 29, 2013 was $22 million and $21 million, respectively.

During the first quarter of 2014, the Parent entered into an arrangement to transfer its Reynosa, Mexico manufacturing operation including the land, building, equipment, inventory, and employees to a contract manufacturer. In anticipation of the sale, the Parent recognized an impairment loss of $6 million during the three months ended March 29, 2014, of which $2 million was allocated to the Company and is included within Other charges in its condensed carve-out statements of operations.

The sale of the Reynosa, Mexico manufacturing operation closed during the second quarter of 2014. As a result, the Company received net proceeds of $27 million and recognized a loss on the sale of the business of $1 million recorded within Loss on sale of business within the condensed carve-out statements of operations for the three and six months ended June 28, 2014.

Other Assets

Other assets consist of the following:

	June 28, 2014	December 31, 2013
Intangible assets, net	$77	80
Long-term receivables	14	5
Other	12	9

	$103	94

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Notes to Condensed Carve-out Financial Statements

June 28, 2014 and December 31, 2013

(Dollars in millions, except as noted)

(Unaudited)

Accrued Liabilities

Accrued liabilities consist of the following:

	June 28, 2014	December 31, 2013
Deferred revenue	$447	419
Compensation	44	86
Customer reserves	73	93
Other	115	106

	$679	704

Other Liabilities

Other liabilities consist of the following:

	June 28, 2014	December 31, 2013
Supplemental executive retirement plan	$8	8
Deferred income tax liability	15	10
Deferred revenue	136	140
Other	22	16

	$181	174

Accumulated Other Comprehensive Income

The following table displays the changes in Accumulated other comprehensive income, net of tax, by component from January 1, 2014 to June 28, 2014:

	Retirement benefit items	Foreign currency translation adjustments	Total
Balance as of January 1, 2014	$1	1	2
Other comprehensive income before reclassifications	—	11	11

Net current period other comprehensive income	—	11	11

Balance as of June 28, 2014	$1	12	13

(4) Information by Segment

If the Company had been managed on a stand-alone basis, it would have identified the following as its reportable segments:

Products: The Products segment includes rugged and enterprise-grade mobile computers and tablets, laser/imaging/RFID based data capture products, and WLAN. The segment also includes software and applications that are associated with these products.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Notes to Condensed Carve-out Financial Statements

June 28, 2014 and December 31, 2013

(Dollars in millions, except as noted)

(Unaudited)

Services: The Services segment offerings have historically been primarily related to product support. The Company has expanded its services offerings to also include network integration and network and device management, as well as mobility consulting.

The following table summarizes the Net sales by segment:

	Three months ended		Six months ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Products	$435	499	890	969
Services	120	117	235	226

	$555	616	1,125	1,195

The following table summarizes the Operating earnings by segment:

	Three months ended		Six months ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Products	$—	36	30	49
Services	14	10	30	17

Operating earnings	14	46	60	66
Total other expense	(10)	(14)	(17)	(12)

Earnings before income taxes	$4	32	43	54

(5) Income Taxes

At June 28, 2014 and December 31, 2013, the Company had valuation allowances of $53 million and $54 million, respectively. The valuation allowances relate to net deferred tax assets of certain non-U.S. subsidiaries and were determined based on recent cumulative losses and insufficient forecasted future taxable income to utilize the carryforwards. The Company believes the remaining deferred tax assets are more likely than not to be realizable based on estimates of future taxable income.

The Company evaluates its permanent reinvestment assertions with respect to foreign earnings at each reporting period and, except for certain earnings the Company intends to reinvest indefinitely due to the capital requirements of the foreign subsidiaries or due to local country restrictions, accrues for the U.S. federal and foreign tax applicable to the earnings. Undistributed earnings the Company intends to reinvest indefinitely, and for which no income taxes have been provided, aggregate to approximately $10 million at June 28, 2014 and $5 million at December 31, 2013. The Company currently has no plans to repatriate the foreign earnings permanently reinvested and therefore, the time and manner of repatriation is uncertain; making it impracticable to estimate the amount of any additional tax charge associated with permanently reinvested earnings. If circumstances change and it becomes apparent that some or all of the permanently reinvested earnings will be remitted to the U.S. in the foreseeable future, an additional tax charge may be necessary.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Notes to Condensed Carve-out Financial Statements

June 28, 2014 and December 31, 2013

(Dollars in millions, except as noted)

(Unaudited)

The Company had unrecognized tax benefits of $13 million at both June 28, 2014 and December 31, 2013, of which $8 million and $9 million, respectively, if recognized, would affect the effective tax rate, net of resulting changes to valuation allowances. The Company’s liability for unrecognized tax benefits is classified within its condensed carve-out balance sheets within Other liabilities and Deferred income taxes, to the extent settlement will reduce deferred tax assets.

The Company has audits pending in several tax jurisdictions. Although the final resolution of the Company’s global tax disputes is uncertain, based on current information, in the opinion of the Company’s management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company’s financial position, liquidity or results of operations. However, an unfavorable resolution of the Company’s global tax disputes could have a material adverse effect on the Company’s financial position, liquidity or results of operations in the periods in which the matters are ultimately resolved.

Based on the potential outcome of the Company’s global tax examinations or the expiration of the statute of limitations for specific jurisdictions, it is reasonably possible that the unrecognized tax benefits will change within the next 12 months. The associated net tax impact on the effective tax rate, exclusive of valuation allowance changes, is estimated to be in the range of a $5 million tax benefit to a $5 million tax charge, with cash payments not to exceed $3 million.

(6) Share-Based Compensation Plans

Share-based compensation expense allocated from the Parent to the Company for employee stock options, stock appreciation rights, employee stock purchase plans, restricted stock, and restricted stock units was as follows:

	Three months ended
	June 28, 2014	June 29, 2013
Share-based compensation expense included in:
Costs of sales	$1	1
Selling, general and administrative expenses	6	6
Research and development expenditures	3	3

Share-based compensation expense included in operating earnings	10	10
Tax benefit	(3)	(3)

Share-based compensation expense, net of tax	$7	7

	Six months ended
	June 28, 2014	June 29, 2013
Share-based compensation expense included in:
Costs of sales	$2	4
Selling, general and administrative expenses	13	14
Research and development expenditures	6	7

Share-based compensation expense included in operating earnings	21	25
Tax benefit	(7)	(8)

Share-based compensation expense, net of tax	$14	17

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Notes to Condensed Carve-out Financial Statements

June 28, 2014 and December 31, 2013

(Dollars in millions, except as noted)

(Unaudited)

(7) Commitments and Contingencies

Legal Matters

The Company is a defendant in various suits, claims and investigations that arise in the normal course of business. While the outcome of these matters is currently not determinable, the Company does not expect the ultimate disposition of these matters will have a material adverse effect on the Company’s financial position, liquidity or results of operations.

Indemnifications

The Company is a party to a variety of agreements pursuant to which it is obligated to indemnify the other party with respect to certain matters. In indemnification cases, payment by the Company is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow the Company to challenge the other party’s claims. In some instances, the Company may have recourse against third parties for certain payments made by the Company.

In addition, the Company may provide indemnifications for losses that result from the breach of general warranties contained in certain commercial and intellectual property agreements. Historically, the Company has not made significant payments under these agreements.

(8) Reorganization of Businesses

The Parent maintains a formal Involuntary Severance Plan (the Severance Plan), which permits it to offer eligible employees, including employees of the Company, severance benefits based on years of service and employment grade level in the event that employment is involuntarily terminated as a result of a reduction-in-force or restructuring. The Severance Plan includes defined formulas to calculate employees’ termination benefits.

The Parent manages the accrual for reorganization of business charges on a global consolidated basis. As such, the accrual related to the Company’s employees is not readily identifiable and has been excluded from the Company’s condensed carve-out balance sheets.

2014 Charges

During three months ended June 28, 2014, the Parent recorded net reorganization of business charges of $35 million, including $5 million of charges in Costs of sales and $30 million of charges in Other charges in the Parent’s condensed consolidated statements of operations. All of the charges recorded during the three months ended June 28, 2014 represent employee separation costs. Of the Parent’s recorded net reorganization of business charges of $35 million during the three months ended June 28, 2014, $12 million was associated with the Company, all of which was related to employee separation costs.

During the six months ended June 28, 2014, the Parent recorded net reorganization of business charges of $57 million, including $6 million of charges in Costs of sales and $51 million of charges included in Other charges in the Parent’s condensed consolidated statements of operations. Included in the aggregate $57 million are charges of $47 million for employee separation costs, a $6 million impairment charge, and $6 million for exit costs, partially offset by $2 million of reversals for accruals no longer needed.

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Notes to Condensed Carve-out Financial Statements

June 28, 2014 and December 31, 2013

(Dollars in millions, except as noted)

(Unaudited)

Of the Parent’s recorded net reorganization of business charges of $57 million during the six months ended June 28, 2014, $19 million was associated with the Company, of which $17 million was related to employee separation costs and $2 million of impairment charges.

The following table displays the net charges allocated to the Company’s segments using the sales allocation methodology:

	Three months ended June 28, 2014	Six months ended June 28, 2014
Products	$9	15
Services	3	4

	$12	19

2013 Charges

During the three months ended June 29, 2013, the Parent implemented various productivity improvement plans aimed at achieving long-term, sustainable profitability by driving efficiencies and reducing operating costs. Both of the Company’s segments were impacted by these plans. The employees affected were located in all geographic regions.

During the three months ended June 29, 2013, the Parent recorded net reorganization of business charges of $28 million, including $9 million of charges in Costs of sales and $19 million of charges included in Other charges in the Parent’s condensed consolidated statements of operations. Included in the aggregate $28 million are charges of $30 million for employee separation costs, partially offset by $2 million of reversals for accruals no longer needed. Of the Parent’s recorded net reorganization of business charges of $28 million during the three months ended June 29, 2013, $10 million was associated with the Company, all of which was related to employee separation costs.

During the six months ended June 29, 2013, the Parent recorded net reorganization of business charges of $39 million, including $9 million of charges in Costs of sales and $30 million of charges included in Other charges in the Parent’s condensed consolidated statements of operations. Included in the aggregate $39 million are charges of $46 million for employee separation costs, partially offset by $7 million of reversals for accruals no longer needed.

Of the Parent’s recorded net reorganization of business charges of $39 million during the six months ended June 29, 2013, $14 million was associated with the Company, which was all related to employee separation costs.

The following table displays the net charges allocated to the Company’s segments using the sales allocation methodology:

	Three months ended June 29, 2013	Six months ended June 29, 2013
Products	$8	11
Services	2	3

	$10	14

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Notes to Condensed Carve-out Financial Statements

June 28, 2014 and December 31, 2013

(Dollars in millions, except as noted)

(Unaudited)

(9) Intangible Assets and Goodwill

Intangible Assets

Amortized intangible assets were comprised of the following:

	June 28, 2014		December 31, 2013
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Intangible assets:
Completed technology	$633	616	633	614
Patents	274	274	274	274
Customer-related	199	143	195	138
Licensed technology	10	10	10	10
Trade names, trademarks, and other	88	84	87	83

	$1,204	1,127	1,199	1,119

Amortization expense on intangible assets, which is included within Other charges in the consolidated statements of operations, was $6 million for both the three months ended June 28, 2014 and June 29, 2013. Amortization expense on intangible assets was $10 million and $12 million for the six months ended June 28, 2014 and June 29, 2013, respectively. As of June 28, 2014, future amortization expense is estimated to be $21 million in 2014, $17 million in 2015, $15 million in 2016, $12 million in 2017 and $5 million in 2018.

Amortized intangible assets, excluding goodwill, by segment are as follows:

	June 28, 2014		December 31, 2013
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Products	$1,146	1,081	1,147	1,078
Services	58	46	52	41

	$1,204	1,127	1,199	1,119

ENTERPRISE BUSINESS

(a Division of Motorola Solutions, Inc.)

Notes to Condensed Carve-out Financial Statements

June 28, 2014 and December 31, 2013

(Dollars in millions, except as noted)

(Unaudited)

Goodwill

The following table displays the carrying amount of goodwill by segment from December 31, 2013 to June 28, 2014.

	Products	Services	Total
Balance as of January 1, 2014:
Aggregate goodwill acquired	$1,981	419	2,400
Accumulated impairment losses	(1,035)	(216)	(1,251)

Goodwill, net of impairment losses	$946	203	1,149

Foreign currency adjustments	2	—	2
Balance as of June 28, 2014:
Aggregate goodwill acquired	$1,983	419	2,402
Accumulated impairment losses	(1,035)	(216)	(1,251)

Goodwill, net of impairment losses	$948	203	1,151

(10) Subsequent Events

The Company has evaluated subsequent events through August 12, 2014, the date the financial statements were available to be issued.